UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
MEDQUIST INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MEDQUIST INC.
1000 Bishops Gate Blvd, Suite 300
Mount Laurel, NJ 08054-4632
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On December 20, 2010
November 29, 2010
Dear Shareholders:
     An Annual Meeting of Shareholders of MedQuist Inc. will be held at 1000 Bishops Gate Blvd., Suite 300, Mount Laurel, New Jersey, on December 20, 2010 at 10:00 am ET. At the meeting, you will be asked to vote on the election of eight directors to the board of directors of the Company to serve for a one-year term or until the election and qualification of their successors.
     The board of directors has fixed November 17, 2010 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on November 17, 2010 are entitled to notice of, and to vote at, the meeting.
     Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy card and return it in the enclosed envelope.
     The foregoing items of business are more fully described in the accompanying proxy statement.

Mark R. Sullivan
General Counsel, Chief Compliance Officer & Secretary

Proxy Statement
     This proxy statement and the accompanying proxy card are being mailed, beginning on or about November 30, 2010, to owners of shares of common stock of MedQuist Inc. (which may be referred to herein as we, us or the Company) in connection with the solicitation of proxies by our board of directors for our Annual Meeting of Shareholders (referred to herein as the Annual Meeting). This proxy procedure is necessary to permit all shareholders, many of whom are unable to attend the Annual Meeting, to vote. Our board of directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON DECEMBER 20, 2010.
THE PROXY STATEMENT FOR OUR 2010 ANNUAL MEETING, OUR ANNUAL REPORT
TO SHAREHOLDERS AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR
ENDED DECEMBER 31, 2009 ARE AVAILABLE AT: www.proxydocs.com/medq

About the Meeting: Questions and Answers
What am I voting on?
     You will be voting on the election of eight directors for a one-year term or until the election and qualification of their successors.
Who is entitled to vote at the Annual Meeting, and how many votes do they have?
     Shareholders of record at the close of business on November 17, 2010 may vote at the Annual Meeting. There were 37,555,893 shares of common stock outstanding on November 17, 2010. Each share has one vote. If you are a shareholder of record and either (i) have been a shareholder of our common stock continuously for the six months prior to the date this proxy statement was first mailed to shareholders (as stated on page 1 of this proxy statement), or (ii) hold more than 5% of our outstanding common stock, you may inspect a list of shareholders eligible to vote. If you would like to inspect the list, please call Mark R. Sullivan, our Corporate Secretary, at (856) 206-4000 to arrange a visit to our offices.
How do I vote?
     How you vote will depend on how you hold your shares of our common stock.
Shareholders of record
     If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered a shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a shareholder of record, you have the right to vote in person at the Annual Meeting or by proxy. If you wish to vote by proxy, mark, sign and date the enclosed proxy card and return it in the postage-paid envelope we have provided, or return it to c/o American Stock Transfer and Trust Company, 59 Maiden Lane, New York, NY 10038.
     When voting by proxy, you will be designating Peter Masanotti, our President and Chief Executive Officer, and Mark R. Sullivan, our General Counsel, Chief Compliance Officer and Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. Submitting a proxy above will not affect your right to attend the Annual Meeting and vote in person.
Beneficial owners
     Many of our shareholders hold their shares in “street name” through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your stockbroker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your stockbroker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your stockbroker, bank or other nominee has enclosed a voting instruction form for you to use in directing the stockbroker, bank or other nominee in how to vote your shares. Based on recently adopted rules, stockbrokers, banks or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers do not have the discretion to vote those shares with respect to certain matters, such as the uncontested election of directors, if they have not received instructions from the beneficial owners. Because the uncontested election of directors is the only item of business at this year’s annual meeting, shares held in street name by stockholders who do not give their stockbrokers, banks or other nominees voting instructions will not be included in determining whether a quorum exists nor will they be counted in determining the outcome of the director elections.
What is a proxy?
     A proxy is a person you appoint to vote on your behalf. By using the method discussed above, you will be appointing Peter Masanotti, our President and Chief Executive Officer, and Mark R. Sullivan, our General Counsel, Chief Compliance Officer and Secretary as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please use the means available to you to vote by proxy so that your shares of common stock may be voted.
How will my proxy vote my shares?
     Your proxy will vote according to your instructions. If you complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of directors set forth on the accompanying proxy card. We do not intend to bring any other matter for a vote at the Annual Meeting. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.
How do I change my vote?
     You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:
•	Notifying our Corporate Secretary, Mark R. Sullivan, in writing at 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054, that you are revoking your proxy;

•	Submitting new voting instructions using the method described above; or

•	Attending and voting by ballot at the Annual Meeting.
     If your shares are held in “street name” by your stockbroker, bank or other nominee, you must submit new voting instructions to your stockbroker, bank or other nominee.
Who will count the votes?
     Our board of directors will appoint an inspector of election who will count the votes.
What constitutes a quorum?
     The holders of shares entitled to cast a majority of the votes at the Annual Meeting, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. If a quorum is not present at the Annual Meeting, the shareholders present in person or by proxy may adjourn the meeting to a date when a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.

What vote is required to approve the election of directors?
     Nominees will be elected by a plurality of the votes cast in person or represented by proxy at the Annual Meeting. This means that the eight nominees with the most votes for election will be elected. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
What percentage of our common stock do our directors and officers have voting or investment power over?
     As of November 17, 2010, our current directors and executive officers have voting or investment power over approximately 70.1% of our common stock. See the discussion under the heading “Stock Ownership of our Directors, Executive Officers, and 5% Beneficial Owners” on page 20 for more details.
Who is soliciting proxies, how are they being solicited, and who pays the cost?
     We, on behalf of our board of directors, through our directors, officers, and employees, are soliciting proxies primarily by mail. In addition, proxies may also be solicited in person or by telephone, facsimile or the Internet. We will be bearing the cost of soliciting proxies. We may reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of our common stock.
When are shareholder proposals for next year’s Annual Meeting due?
     To be included in the mailing of the Notice of Annual Meeting of Shareholders, proxy statement, and proxy voting card for our 2011 Annual Meeting, proposed shareholder proposals must be received on or before July 25, 2011 by our Corporate Secretary, at 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054. You should submit any proposal by a method that permits you to prove the date of delivery to us.
Who is our independent registered public accounting firm, and will they be represented at the Annual Meeting?
     KPMG LLP served as the independent registered public accounting firm auditing our consolidated financial statements and the effectiveness of our internal control over financial reporting for 2009, and has been appointed to audit and report on our consolidated financial statements and our internal control over financial reporting for 2010. We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions during the meeting.
Will the directors be in attendance at the meeting?
     We do not have a policy regarding director attendance at our annual meetings, but currently we expect a representative of our directors to be in attendance at the Annual Meeting. We held our 2009 Annual Meeting of Shareholders on December 17, 2009. The chairman of our board of directors, Robert Aquilina, attended the 2009 Annual Meeting of Shareholders in person.

How may I obtain a copy of the Company’s Form 10-K or additional copies of this proxy statement?
     We will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009 or this proxy statement, upon written request to our Corporate Secretary at 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054.

Election of Directors
Nominees for Election
     Our board of directors consists of eight members, each of which is standing for re-election. Each nominee has agreed, if elected, to serve a one-year term or until the election and qualification of his successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, our board of directors may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.
     If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes cast in person or represented by proxy at the meeting. Only shareholders of record on November 17, 2010 shall be entitled to vote at the Annual Meeting. There is no cumulative voting in the election of directors.
     Our board of directors has nominated all of the eight current directors to stand for re-election based upon the recommendations of the Nominating Committee.
     We are not aware of any arrangements or understandings between any of the individuals listed below and any other person pursuant to which such individual was or is to be selected as a director, other than any arrangements or understandings with our directors acting solely in their capacities as such.
     Robert Aquilina, 55, has served as chairman of our board of directors since August 2008 and currently serves as chairman of the Compensation Committee. Mr. Aquilina has served as an Executive Partner, a senior operating consultant role, to S.A.C. Private Capital Group, LLC (SAC PCG), a $500 million private equity fund and subsidiary of S.A.C. Capital Advisors, L.P. since 2007. From 2002 to 2004, he served as an Industrial Partner at Ripplewood Holdings LLC (Ripplewood), a private equity firm based in New York, and held the role of Co-Chairman of Flag Telecom Group Ltd. and was a board member of Japan Telecom Inc. from 2003 to 2004. Prior to these positions, Mr. Aquilina was a senior operating executive of AT&T, Inc. with a 21-year career. His last post at AT&T, ending in 2001, was as Co-President of AT&T Consumer Services and a member of the Chairman’s Operating Group. Within AT&T, Mr. Aquilina held a variety of senior positions including President of Europe, Middle East & Africa, Vice Chairman of AT&T Unisource, Vice Chairman of WorldPartners, Chairman of AT&T-UK, and General Manager of Global Data Services. Mr. Aquilina holds an M.B.A. from The University of Chicago and a Bachelors of Engineering degree from The Cooper Union for the Advancement of Science & Art in New York (Cooper Union). Mr. Aquilina has been a Member of Cooper Union’s Board of Trustees since 2000. Mr. Aquilina also currently serves as the chairman of the board of directors of CBaySystems Holdings Ltd. (CBay Holdings), which is a public company listed on the AIM of the London Stock Exchange and the parent company of our majority shareholder, CBay Inc. (CBay Inc.).
     Mr. Aquilina’s extensive executive and senior management experience, and prior board service, enable him to provide leadership and support to the Company in the areas of operations, strategic and financial planning and compensation matters, and render him well-suited to lead our Compensation Committee.
     Frank Baker, 38, has served as a member of our board of directors since August 2008 and currently serves as a member of the Compensation Committee and of the Nominating Committee. Mr. Baker is a founding partner of SAC PCG, a $500 million private equity fund and subsidiary of S.A.C. Capital Advisors, L.P., and has been a Managing Director since 2007. From 1999 to 2006, Mr. Baker was at Ripplewood, a New York based private equity firm, and RHJ International, a financial services company incorporated under the laws of Belgium, where he was responsible for making various private equity investments. Prior to joining Ripplewood, Mr. Baker spent more than three years in investment banking as an Associate at J.P. Morgan Securities Inc. in the Capital Markets Group and as an Analyst at Goldman Sachs & Co. in the mergers and acquisitions department. Mr. Baker has a B.A. in Economics from the University of Chicago and an M.B.A. from Harvard Business School. Mr. Baker also currently serves as director of Cosmos Bank, Taiwan and on the board of directors of CBay Holdings.
     Mr. Baker’s vast experience in private equity capital markets, his background in mergers and acquisitions and corporate finance matters, and his entrepreneurial and leadership skills enable him to provide leadership and support to the Company areas of operations, financial planning, and assessing strategic opportunities
     Peter E. Berger, 60, has served as a member of our board of directors since August 2008 and currently serves as a member of the Compensation Committee and as chairman of the Nominating Committee. Mr. Berger is a founding partner of SAC PCG, a $500 million private equity fund and subsidiary of S.A.C. Capital Advisors, L.P., and has been a Managing Director since 2006. From 1995 to 1998 and 2000 to 2006, Mr. Berger, was a founding member of Ripplewood, a New York based private equity firm, and served as both a Managing Director of Ripplewood and as a Special Senior Advisor to the board of directors of RHJ International, a financial services company incorporated under the laws of Belgium,. From 1999 to 2000, Mr. Berger served as Managing Director and Chief Executive Officer of Mediacom Ventures LLC, a boutique investment advisory firm. Prior to this, Mr. Berger was a senior partner and global head of the Corporate Finance Group at Arthur Andersen & Co., where he began his career in 1974. Mr. Berger also served as Non-Executive Chairman of the Board of Kepner-Tregoe, Inc., a management consulting company. Mr. Berger has a B.Sc. from Boston University and an M.B.A. from Columbia University Graduate School of Business. Mr. Berger also currently serves as director of Cosmos Bank, Taiwan and on the board of directors of CBay Holdings.
     Mr. Berger’s investment banking background, experience in private equity capital markets, deep professional background and experience, and current and previously held senior-executive leadership positions enable him to provide valuable leadership and support to the Company in the areas of financial and strategic planning.
     John F. Jastrem, 55, has served as a member of our board of directors since September 2008 and currently serves as a member of the Audit Committee. Mr. Jastrem has served as the Executive Chairman of Callison Architecture Holding, LLC and Subsidiaries, an international Architecture and Design firm, since August 2010. Prior to this, Mr. Jastrem joined Viad Corp. (Viad) in October 2006 as Chief Executive Officer of Exhibit Group/Giltspur, a division of Viad. He retired from Viad in March 2010 and served as a consultant to Viad through June 2010 to successfully transition his responsibilities. During his tenure with Viad he was promoted to Chief Executive Officer and President of Viad’s Marketing & Events group and GES Exposition Services, rebranded Global Experience Specialists, Inc., which represented the combination of GES Exposition Services, Exhibitgroup/Giltspur and Becker Group into one global company. Previously, Mr. Jastrem was an executive for eight years with Omnicom Group Inc., where he started in 1998 as chairman and CEO of Rapp Collins Worldwide-Dallas (RCW), the global leader in direct response marketing and database management. Prior to his tenure at Omnicom, Mr. Jastrem was President and CEO of TEAM Consultants, which specialized in strategic planning, financing, interim management, technology-enabled solutions, and mergers and acquisitions. Prior to joining TEAM Consultants, Mr. Jastrem served as a member of the executive team at Knapp Communications Corporation (the publisher of Architectural Digest and Bon Appetit magazines), and at Wickes Companies Inc., an international retailer and manufacturer.
     Mr. Jastrem’s experience as a chief executive officer and senior executive at large public businesses, his experience as an entrepreneur in private organizations, and his strong background in the areas of marketing, sales, corporate finance and strategic planning and management enable him to provide valuable leadership and support to the Company in the areas of financial and strategic planning, and also enable him to contribute meaningfully to the Audit Committee.
     Colin J. O’Brien, 72, has served as a member of our board of directors since September 2008 and currently serves as a member of the Audit Committee. Prior to retiring in 2001, Mr. O’Brien was employed in various positions with Xerox Corporation from 1992-2001, including vice president of Business Development and Systems Strategy, CEO of Xerox’s New Enterprise Board, and executive chairman of XESystems Inc., a subsidiary of Xerox. In 1986, Mr. O’Brien formed an investment company with E.M. Warburg Pincus & Co. Inc., making a number of acquisitions in defense electronics. Prior to that time, Mr. O’Brien served as chairman and chief executive of Times Fiber Communications Inc., a publicly traded company, and president of General Instrument’s cable television operations. Mr. O’Brien has held management positions with Union Carbide in both Canada and Europe, and has served on a number of public and private boards.
     Mr. O’Brien’s experience as a public company chief executive officer and senior executive at large public businesses, his experience serving on the boards of public companies, and his background in mergers and acquisitions and corporate finance matters enable him to provide valuable leadership and support to the Company in the areas of financial and strategic planning, and also enable him to contribute meaningfully to the Audit Committee.
     Warren E. Pinckert II, 66, has served as a member of our board of directors since February 2008 and currently serves as the chairman of the Audit Committee and as a member of the Compensation Committee. Mr. Pinckert was the Chief Executive Officer of Cholestech Corporation, a medical device company, from 1993 until its acquisition in September 2007. Prior to joining Cholestech, Mr. Pinckert served as Chief Financial Officer of Sunrise Medical, a durable medical equipment manufacturer. Mr. Pinckert also served as a member of the board of directors of PacifiCare Health Systems, a managed care company, until its acquisition in 2005. Since 2007, Mr. Pinckert has been retired. Mr. Pinckert currently serves on the board or directors of a privately held early stage medical device company, BioVentrix Inc.
     Mr. Pinckert’s experience as a public company chief executive officer and chief financial officer, his extensive SEC reporting and corporate governance experience, and his prior public company board service enable him to provide valuable leadership and support to the Company in the areas of financial reporting and corporate governance, and also render him well-suited to chair our Audit Committee.
     Michael Seedman, 54, has served as a member of our board of directors since August 2008 and currently serves as a member of the Nominating Committee. He has more than 35 years of senior executive management, leadership and technological innovation expertise and experience. Mr. Seedman has served as an Executive Partner, a senior operating consulting role, to SAC PCG a $500 million private equity fund and subsidiary of S.A.C. Capital Advisors, L.P., since 2007. In January 2000, he founded Seedman and Associates, a private equity firm, which ceased operations in December 2007. From 2002 to 2005, he served as the founder and President of Chrysalis Technology LLC. He was an Industrial Partner with Ripplewood, a New York based private equity firm, from September 1997 to June 2003, where he served on the D&M Holdings Inc. board of directors from 1999 to 2003 and was Chairman of the Board for Digital Networks North America from 2000 to 2003. Prior to this, in 1997, Mr. Seedman founded and was the Chairman of Entrega Technologies (acquired by Xircom), a computer peripheral designer and manufacturer. From 1993 to 1997, Mr. Seedman was Vice President and General Manager of U.S. Robotics’ Personal Communications Division (acquired by 3Com Corporation). Prior to this, Mr. Seedman served as President and Chief Executive Officer of Practical Peripherals, which he founded in 1981 and later sold to Hayes Microcomputer, Inc. in 1989. Mr. Seedman has served as a director of several public and private companies and currently serves as a director of Revenew Systems Inc., Cleversafe Inc. and LS Research, LLC. Mr. Seedman has served as an Executive Partner, a senior operating consultant role, to SAC PCG since 2007. Mr. Seedman also currently serves on the board of directors of CBay Holdings.
     Mr. Seedman’s technological expertise and experience, background in private equity, entrepreneurial and leadership skills, previously held senior-executive leadership positions, and experience serving on the boards of public companies, enable him to provide valuable leadership and support to the Company in the areas of information technology and strategic planning.
     Andrew E. Vogel, 37, has served as a member of our board of directors since September 2008 and currently serves as a member of the Audit Committee. Mr. Vogel is a Managing Member of ZM Capital, a media-focused private equity firm, and has been working at ZelnickMedia Corp. since November 2003. Prior to joining ZelnickMedia, Mr. Vogel was an investment professional at Ripplewood Holdings. Previously, Mr. Vogel was an associate at McCown De Leeuw & Co. and an investment banker in Lehman Brothers’ Mergers and Acquisitions group. Mr. Vogel is also a director of CRT Holdings, LLC, Airvana Network Solutions, Inc., Alloy Media Investments, L.L.C. and ThinkMap Inc. Mr. Vogel has a B.A. from Wesleyan University and an M.B.A. from Harvard Business School.
     Mr. Vogel’s investment banking background and experience in private equity capital markets and corporate finance matters enable him to provide valuable leadership and support to the Company in the areas of financial and strategic planning, and also enable him to contribute meaningfully to the Audit Committee.
Our board of directors unanimously recommends a vote “FOR” each of the nominees.

Governance of the Company
     Our business, property and affairs are managed by, or under the direction of, our board of directors, which currently consists of eight directors. Our board of directors maintains an Audit Committee, a Nominating Committee and a Compensation Committee, each of which is discussed in detail below.
     Shareholder communications may be sent to our board of directors by mail addressed to: Board of Directors, MedQuist Inc., 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054.
Board Leadership Structure
     Our board of directors has chosen to separate the roles of Chairman of the Board and Chief Executive Officer. The Board believes that this is the optimal leadership structure as it recognizes Mr. Aquilina’s leadership position on the Company’s Board while the Company is also able to benefit from the experience of its President and Chief Executive Officer, Mr. Masanotti, through his responsibility for day-to-day management of the Company.
Risk Oversight
     Our board of directors believes that oversight of risk management is an important board responsibility. The Audit Committee takes the lead on behalf of the board of directors in monitoring risk management. The Audit Committee discusses guidelines and policies governing the process by which senior management assesses and manages the Company’s exposure to risk, and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
Independence of Directors
     Our common stock is listed on the Global Market of The NASDAQ Stock Market LLC (NASDAQ). We qualify as a “controlled company” as defined in Rule 5605(a)(2) of the Marketplace Rules (Marketplace Rules) of NASDAQ because more than 50% of our voting power is controlled by a single shareholder, CBay Inc.. As a controlled company, we are exempt from the requirements of Rule 5605(b)(1) of the Marketplace Rules with respect to our board of directors being comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating Committee of our board of directors. The controlled company exemption does not modify the independence requirements of the Audit Committee, which requires three independent directors. Our Audit Committee currently consists of four independent directors (Messrs. Jastrem, O’Brien, Vogel and Pinckert).
     As required by the rules of the Securities and Exchange Commission (SEC), our board of directors uses the independence requirements of NASDAQ (the Independence Requirements) to assess the independence of each of its members. Our board of directors has determined that Messrs. Pinckert, Jastrem, O’Brien, and Vogel are “independent” in accordance with the Independence Requirements. In making its determinations, our board of directors did not consider any related party transactions that are not described in the section of this proxy statement under the heading “Certain Relationships and Related Transactions” beginning on page 45.
Committees of our Board of Directors
     Our board of directors maintains the following three standing committees: Audit Committee; Compensation Committee; and Nominating Committee.
Audit Committee
     The Audit Committee oversees our corporate accounting and financial reporting process. The responsibilities of the Audit Committee, which are set forth in a written charter adopted by our board of directors and available on our website at www.medquist.com, include:
•	review and assess the adequacy of the Audit Committee charter at least annually;

•	evaluate, determine the selection of, and if necessary, the replacement/rotation of, our independent registered public accounting firm;

•	ensure timely rotation of lead and concurring audit partner of our independent registered public accounting firm;

•	review our annual audited consolidated financial statements as well as our quarterly consolidated financial statements which are not audited;

•	review whether interim accounting policies and significant events or changes in accounting estimates were considered by our independent registered public accounting firm to have affected the quality of our financial reporting;

•	discuss with the independent registered public accounting firm certain matters required to be discussed relating to the conduct of our audits;

•	discuss with management and the independent registered public accounting firm significant regulatory and financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	review with management and our independent registered public accounting firm their judgments about the quality of disclosures in our consolidated financial statements;

•	review and discuss the reports prepared by the internal auditor and management’s responses to such reports;

•	obtain from our independent registered public accounting firm its recommendation regarding our internal control over financial reporting and review and discuss with the internal auditor and the independent registered public accounting firm management’s report on its assessment of the design and effectiveness of our internal control over financial reporting;

•	review our major financial risk exposures;

•	pre-approve all audit and permitted non-audit services and related fees;

•	establish, update periodically and monitor compliance with our code of business conduct and ethics;

•	establish and review policies for approving related party transactions between us and our directors, officers or employees; and

•	adopt procedures for receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters.
     The Audit Committee (or disinterested members of our board of directors) is also responsible for approving or ratifying all related party transactions. If the related party transaction involves compensation of a related party, other than CBay, Inc. or its affiliates, such transaction must be approved by the Compensation Committee. If the related party transaction involves compensation of CBay, Inc. or its affiliates, such transaction must be approved by the Audit Committee. The Audit Committee is composed of Warren E. Pinckert II (Chair), John F. Jastrem, Colin J. O’Brien and Andrew E. Vogel. Messrs. Pinckert, Jastrem, O’Brien and Vogel have been determined by our board of directors to have met the Independence Requirements for the purposes of serving on the Audit Committee. Our board of directors has determined that Mr. Pinckert is our “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.
Compensation Committee
     While our board of directors is responsible for determining and approving the compensation for our executive officers in its sole discretion, including all individuals whose compensation is set forth in the

“Summary Compensation Table” below, it frequently solicits recommendations from the Compensation Committee regarding the following:
•	the corporate goals and objectives relevant to the compensation of our President and Chief Executive Officer and our other executive officers;

•	the performance of these officers in light of those goals and objectives; and

•	the compensation of these officers based on such evaluations.
     The Compensation Committee is composed of Robert Aquilina (Chair), Frank Baker, Peter Berger, and Warren Pinckert. Former director, Brian O’Donoghue, served as a member of the Compensation Committee from December 7, 2007 through August 19, 2009. The Compensation Committee does not have a written charter.
Nominating Committee
     The responsibilities of the Nominating Committee, which are set forth in a written charter adopted by our board of directors and available on our website at www.medquist.com, include the selection of potential candidates for our board of directors. The Nominating Committee also makes recommendations to our board of directors concerning the membership of the other board committees and is responsible for developing policies and procedures with regard to the consideration of any director candidates recommended by our shareholders. The Nominating Committee is composed of Peter Berger (Chair), Frank Baker and Michael Seedman. Former directors, Brian O’Donoghue and Mark Schwarz, served as members of the Nominating Committee from December 7, 2007 through August 19, 2009.
     Generally, our board of directors seeks diverse members who possess the background, skills and expertise to make a significant contribution to our board of directors, us and our shareholders. The Nominating Committee has adopted a set of procedures to guide it in the identification and evaluation of director nominees. The Nominating Committee supports our view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to our board of directors’ ability to work as a collective body, while giving us the benefit of the familiarity and insight into our affairs that our incumbent directors have accumulated during their tenure. Accordingly, the process of the Nominating Committee for identifying director nominees first considers renominating incumbent directors who continue to satisfy the Nominating Committee’s criteria for membership on our board of directors, whom the Nominating Committee believes continue to make important contributions to our board of directors and who consent to continue their service on our board of directors.
     If the Nominating Committee concludes new candidates are appropriate, it will review appropriate biographical information about the proposed candidates considering the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience in our industry; experience as a board member of another publicly held company; diversity of expertise and experience in substantive matters pertaining to our business relative to other members of our board of directors; and practical and mature business judgment. The Nominating Committee will also consider our board of directors’ overall balance of diversity of perspectives, backgrounds and experiences. In seeking candidates, the Nominating Committee will solicit suggestions from other members of our board of directors and our management and may also engage the services of a professional search firm. The Nominating Committee will discuss and consider the potential candidates and choose which candidates to recommend to our board of directors.

     Candidates proposed by shareholders in accordance with the procedures set forth in our By-Laws will be considered by the Nominating Committee under criteria similar to the evaluation of other candidates, except that the Nominating Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest in our common stock of the recommending shareholder or shareholder group. The Nominating Committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in us, including, in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of such annual meeting.
     Our By-Laws provide that nominations for director may be made by a shareholder entitled to vote who delivers notice along with the additional information and materials required by our By-Laws to our Corporate Secretary prior to the date listed elsewhere in this proxy statement. You can obtain a copy of the By-Law provision by writing to Mark R. Sullivan, our Corporate Secretary, 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054. A copy of our By-Laws is posted on our website at www.medquist.com.
Board of Directors and Committee Meetings Held During 2009
     During 2009, our board of directors held 7 meetings and the committees of our board of directors held a total of 23 meetings (including 21 meetings of the Audit Committee, 1 meeting of the Compensation Committee, and 1 meeting of the Nominating Committee. During 2009, all of the members of our board of directors attended at least 75% of the meetings of our board of directors and applicable committee meetings held while they were members during 2009.
Compensation of Directors
     We currently do not pay Robert Aquilina, Frank Baker, Peter Berger and Michael Seedman, each of whom is affiliated with our majority owner, CBay, any compensation for their service on our board of directors. All directors are reimbursed for all reasonable expenses incurred by them in connection with their service on our board of directors. Our former independent directors, Brian O’Donoghue and Mark Schwarz and our current independent directors, Messrs. Pinckert, Jastrem, O’Brien and Vogel, received the following annual compensation, prorated for Messrs. O’Donoghue and Schwarz through the date of their removal as directors on August 19, 2009 and prorated for Messrs. Pinckert, Jastrem, O’Brien, and Vogel through October 31, 2009:

Annual Board Retainer	$90,000 to be paid as follows:
•	a non-refundable payment of $45,000 payable on February 15th of each year (for service period of February 15th to August 14th)

•	a non-refundable payment of $45,000 payable on August 15th of each year (for service period of August 15th to February 14th)

Board Meeting Fees	$2,000 for meetings attended in person
$1,000 for meetings attended by phone

Committee Chair Retainers	Audit Committee — $15,000
Compensation Committee — $7,500
Nominating Committee — $5,000
Special Committee — $5,000

Committee Meeting Fees	$1,000 for meetings attended in person
(All Committees)	$500 for meetings attended by phone
     Effective November 1, 2009, our Board of Directors increased the annual Board retainer for our current independent directors to $110,000 (on a prorated basis) to be paid as follows:
•	a non-refundable payment of $55,000 payable on February 15th of each year (for service period of February 15th to August 14th)

•	a non-refundable payment of $55,000 payable on August 15th of each year (for service period of August 15th to February 14th)
     During 2009, our independent directors received the following compensation:

	Fees Earned or Paid in Cash
			Committee
			Chair	Committee
	Annual Board	Board Meeting	Retainers	Meeting Fees
Name	Retainer ($)	Fees ($)	($)	($)	Total ($)
Warren Pinckert	93,333	11,000	15,000	14,500	133,833
John Jastrem	93,333	9,000	—	13,000	115,333
Colin O’Brien	93,333	11,000	—	15,000	119,333
Brian O’Donoghue	50,625	5,000	—	500	56,125
Mark Schwarz	50,625	2,000	—	—	52,625
Andrew Vogel	93,333	11,000	4,375	14,000	122,708
Executive Officers of the Company
     Peter Masanotti, 55, has served as our Chief Executive Officer since September 2008 and as our President since November 2008. Prior to joining us, Mr. Masanotti was managing director and global head of Business Process Sourcing at Deutsche Bank since May 2007, where he was responsible for offshore and onshore labor productivity and efficiency for the investment banking platform. From July 2005 through May 2007, Mr. Masanotti was the Chief Operating Officer and Executive Vice President of OfficeTiger LLC, a judgment-based business outsourcing firm which services major investment banks and Fortune 500 companies. From December 2001 to May 2005, Mr. Masanotti served as Chief Operating Officer of Geller & Company, a privately held finance and accounting outsourcing firm.
     Anthony D. James, 44, is our Chief Financial Officer and Co-Chief Operating Officer. Mr. James has served as our Chief Financial Officer since November 2010 and as our Co-Chief Operating Officer since June 2010. Mr. James served as the Chief Operating Officer for Spheris Inc., a global outsource provider of clinical documentation technology and services (Spheris), from 2006 until April 2010, when we and our majority shareholder, CBay Inc., purchased substantially all of the assets of Spheris. Prior to that, Mr. James served as the Chief Financial Officer for Spheris from 2001 to 2006. James joined Spheris in November 1999 as the company’s Controller. Prior to Spheris, Mr. James held a number of finance and accounting positions over a seven year tenure with Mariner Post-Acute Network. Additionally, he worked for two years in public accounting for Schoenauer, Musser & Co. Mr. James is a certified public accountant.

     Michael F. Clark, 48, has served as our Co-Chief Operating Officer since June 2010 and prior to that he served as our Chief Operating Officer from June 2009 to June 2010. Mr. Clark previously served as our Senior Vice President of Operations from February 2005 to June 2009. Mr. Clark joined us in 1998 through our acquisition of MRC. From November 2003 until February 2005, Mr. Clark served as our Senior Vice President of Operations for our Western Division. From May 2002 until November 2003, Mr. Clark served as our Vice President of Operations for our Southwest Division and from January 1998 until July 2000, he served as Region Vice President for the Southeast. From May 2001 until May 2002, Mr. Clark served as Chief Operating Officer for eScribe, a transcription service provider. While at MRC, Mr. Clark served as Vice President, Marketing and Corporate Services.
     Kevin Piltz, 52, has served as our Chief Information Officer since June 2009. Prior to joining us, Mr. Piltz was the Chief Information Officer for Geller & Company, a privately held finance and accounting outsourcing firm, from 2002 to 2009. From 1998 to 2002, Mr. Piltz was the Chief Information Officer of ITDS, a provider of information solutions to the communications and IP industry.
     Mark R. Sullivan, 39, serves as our General Counsel, Chief Compliance Officer and Secretary. Mr. Sullivan was appointed as General Counsel in September 2006, Chief Compliance Officer in July 2006 and Secretary in January 2005. From August 2004 until September 2006, Mr. Sullivan served as our Acting General Counsel. Between March 2003 and August 2004, Mr. Sullivan served as our Associate General Counsel and Assistant Secretary. Prior to joining us, Mr. Sullivan was in private practice with Pepper Hamilton LLP from January 2000 until March 2003, and Drinker Biddle & Reath LLP from August 1998 to January 2000.
     James Brennan, 63, has served as our Principal Accounting Officer, Treasurer and Vice President since November 2006. Mr. Brennan previously served as our Controller from November 2006 to May 2010 and prior to that served as our Interim Principal Financial Officer from November 2008 to April 2009. From March 2006 to November 2006, Mr. Brennan served as a consultant to us providing Sarbanes-Oxley compliance and financial accounting services. Mr. Brennan operated his own consulting firm, specializing in providing Sarbanes-Oxley compliance and financial accounting services, from July 2005 to November 2006. Between May 2000 and July 2005, Mr. Brennan served as the Vice President of Finance for two divisions of IKON Office Solutions. From 1995 to 1998, Mr. Brennan served as Vice President and Business Unit Financial Officer for the GS Electric Division of General Signal. From 1991 to 1995, Mr. Brennan served as Assistant Controller of General Signal Corporation.
     We are not aware of any arrangements or understandings between any of the individuals listed above and any other person pursuant to which he or she was or is to be selected as an officer, other than any arrangements or understandings with our officers acting solely in their capacities as such.
Code of Business Conduct and Ethics
     We have adopted a written code of business conduct and ethics which applies to all of our directors, officers and other employees, including our principal executive officer, our principal financial officer and our principal accounting officer. Our code of business conduct and ethics is available on our website at www.medquist.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of business conduct and ethics that apply to our directors, principal executive and financial and accounting officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless web site posting of such amendments or waivers is then permitted by the rules of NASDAQ.

Copies of Referenced Documents
     Copies of the documents referred to above that appear on our website are also available upon request by any shareholder addressed to Mark R. Sullivan, our Corporate Secretary, 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054.

Report of the Audit Committee
     The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933, as amended (Securities Act), or the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent we specifically incorporate it by reference therein.
     The Company has a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the board of directors is comprised of directors who meet the existing NASDAQ independence standards and the rules of the SEC. The board of directors has determined that Mr. Pinckert qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee operates under a written charter adopted by the board of directors which is available on our website at www.medquist.com.
     During 2009, at each of its regular meetings, the Audit Committee met with the senior members of the Company’s finance department, the general counsel, representatives of the Company’s independent registered public accounting firm and representatives of the accounting firm that provides services as the Company’s internal audit function (internal audit function). Also at each regular meeting, the Audit Committee met privately with representatives of the Company’s independent registered public accounting firm as well as the internal audit function, and discussed financial management, legal, accounting, auditing, and internal control matters.
     In connection with the Company’s audited consolidated financial statements for the year ended December 31, 2009, the Audit Committee discussed the adequacy of the Company’s internal controls, its internal control assessment process, management’s assessment of internal control over financial reporting, and the documentation of, and review of and compliance with, internal controls with the representatives of the Company’s independent registered public accounting firm, and with appropriate Company financial personnel, including the internal audit function, and members of senior management. The Audit Committee also discussed with representatives of the Company’s independent registered public accounting firm their evaluation of the Company’s system of internal control over financial reporting, and discussed with the Company’s senior management and representatives of the Company’s independent registered public accounting firm the process used for the certifications by the Company’s Principal Executive Officer and Principal Financial Officer required by the SEC.
     The Audit Committee met 21 times during 2009. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities and promptly reports to the board of directors thereon. The Audit Committee’s regular meetings include executive sessions with representatives of the Company’s independent registered public accounting firm and the internal audit function without the presence of the Company’s management.
     Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm audited the annual consolidated financial statements prepared by management, expressed an opinion as to whether those consolidated financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles, and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee. The Company’s independent registered public accounting firm also audited and discussed with the Audit Committee the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. None of the members of the Audit Committee are professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the internal audit function, as well as the opinions issued by the Company’s independent registered public accounting firm.
     As part of its oversight of the Company’s consolidated financial statements, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with representatives of its independent registered public accounting firm for the relevant periods with and without management present. During 2009, management advised the Audit Committee that each set of financial statements presented to the Audit Committee for review had been prepared in accordance with U.S. generally accepted accounting principles, and management reviewed with the Audit Committee significant accounting and disclosure issues regarding such statements. These reviews included discussion with the Company’s independent registered public accounting firm of matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), and as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accounting firm matters relating to its independence.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements prepared by management for the year ended December 31, 2009 be included in the Company’s annual report on Form 10-K for the same period.

Audit Committee of the Board of Directors

Warren E. Pinckert II, Chairman
John F. Jastrem
Colin J. O’Brien
Andrew E. Vogel
November 24, 2010

Relationship with Independent Registered Public Accounting Firm
     The Audit Committee of our board of directors is responsible for the appointment, compensation, oversight and replacement, if necessary, of our independent registered public accounting firm. In accordance with the charter of the Audit Committee, the Audit Committee must approve, in advance of the service, all audit, internal control-related and permissible non-audit services provided by our independent registered public accounting firm. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform any of the non-audit services specified in Section 10A(g) of the Exchange Act.
     All services provided by KPMG LLP, our independent registered accounting firm, for the years ended December 31, 2009 and 2008 were preapproved by the Audit Committee.
Fees Paid to the Principal Accountant — 2009 and 2008
     The following table sets forth the aggregate fees billed to us for the years ended December 31, 2009 and 2008 by KPMG LLP (in thousands):

Fees	2009	2008
Audit Fees (1)	$1,279	$2,494

Audit-Related Fees(2)	185	55

Tax Fees (3)	96	272

All Other Fees	—	—

Total Fees	$1,560	$2,821

(1)	Audit Fees — represents aggregate fees paid or accrued for the audit of our internal control over financial reporting as required by Section 404, the audit of our annual consolidated financial statements and review of our interim consolidated financial statements, and fees for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)	Audit-Related Fees — represents fees for professional services rendered in connection with KPMG’s assistance to us for the due diligence associated with CBay’s August 2008 purchase of Philips’ majority interest in us and with the Company’s 2010 acquisition of Spheris.

(3)	Tax Fees — represents fees for all professional services rendered by our independent registered public accounting firm’s tax professionals, except those related to the audit of our financial statements, including tax compliance, tax advice and tax planning.

Stock Ownership of our Directors, Executive Officers, and 5% Beneficial Owners
     The following table shows information known to us about beneficial ownership (as defined under the regulations of the SEC) of our common stock by:
•	Each person we know to be the beneficial owner of at least five percent of our common stock;

•	Each current director and director nominee;

•	Each person named in our Summary Compensation Table; and

•	All current directors and executive officers as a group.
     The percentages of shares outstanding provided in the table below are based on 37,555,893 shares of common stock outstanding as of November 17, 2010. Beneficial ownership is determined in accordance with SEC rules and regulations and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table below has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options that are exercisable within 60 days of November 17, 2010 are included in the table below and are considered to be outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of our directors and executive officers is c/o MedQuist Inc., 1000 Bishops Gate Blvd., Suite 300, Mount Laurel, New Jersey, 08054.

	Number of Shares of	Percent of
	Common Stock	Shares
Name of Beneficial Owner	Beneficially Owned	Outstanding
CBay Inc. (1)	26,085,086	69.5%
2661 Riva Road Building 1000, Fifth Floor Annapolis MD 21401
Costa Brava Partnership III L.P. (2)	2,428,272	6.5%
420 Boyleston Street Boston, Massachusetts 02116

Directors, Named Executive Officers and Former Named Executive Officers
Warren E. Pinckert, II	1,000	*
Robert Aquilina (1)	26,085,086	69.5%
Frank Baker (1)	26,085,086	69.5%
Peter E. Berger (1)	26,085,086	69.5%
Michael Seedman (1)	26,085,086	69.5%
John F. Jastrem	—	—
Colin J. O’Brien	26,000	*
Andrew E. Vogel	—	—
Peter Masanotti (3)	197,166	*
Mark R. Sullivan (4)	2,576	*
Michael Clark (5)	29,000	*
James Brennan	—	—
Dominick Golio (6)	—	—
Kevin Piltz	—	—
Anthony D. James	—	—

All current directors and executive officers as a group (14 persons) (1) (3) (4) (5) (7)	26,340,828	70.1%

*	Less than one percent.

(1)	According to a Schedule 13D filed with the SEC, as most recently amended on October 6, 2010: (i) CBay is a Delaware corporation, the principal business of which is to serve as an intermediate holding company for a portfolio of businesses that provide U.S. medical transcription, healthcare technology and healthcare financial services operations; (ii) CBaySystems is a British Virgin Islands company, the principal business of which is to serve as a holding company for a portfolio of businesses that provide medical transcription, healthcare technology and healthcare financial services operations; (iii) S.A.C. PEI CB Investment, L.P. (SAC CBI) is a Cayman Islands limited partnership, the principal business of which is to invest in securities of CBaySystems; (iv) S.A.C. PEI CB Investment GP, Limited (SAC CBI GP) is a Cayman Islands company, the principal business of which is to serve as general partner of SAC CBI; (v) S.A.C. Private Equity Investors, L.P. (SAC PEI) is a Cayman Islands limited partnership, the principal business of which is to invest in the securities of various companies; (vi) S.A.C. Private Equity GP, L.P. (SAC PEI GP) is a Cayman Islands limited partnership, the principal business of which is to serve as general partner of SAC PEI; (vii) S.A.C. Capital Management, LLC (SAC Capital Management) is a

Delaware limited liability company, the principal business of which is to serve as investment manager to certain private investment funds and to serve as general partner of SAC PEI GP; (viii) Steven A. Cohen is a resident of Connecticut, the principal business of whom is to serve as the principal of certain investment managers, including SAC Capital Management and certain other affiliated entities; and (ix) by reason of such relationships, Cohen, CBay, CBaySystems, SAC CBI, SAC CBI GP, SAC PEI, SAC PEI GP and SAC Capital Management may be deemed, pursuant to Rule 13d-3 of the Exchange Act, to be the beneficial owners of all shares of common stock held by CBay.

(2)	According to a Schedule 13D filed with the SEC, as most recently amended on October 7, 2010: (i) Costa Brava Partnership III L.P. (Costa Brava) is a Delaware limited partnership, the principal business of which is investing in securities; (ii) Roark, Rearden & Hamot, LLC (RRH) is a Delaware limited liability company, the principal business of which is acting as the general partner of Costa Brava; (iii) Seth W. Hamot is an individual whose principal business is serving as the President of RRH; and (iv) by reason of such relationships, RRH and Mr. Hamot may be deemed, pursuant to Rule 13d-3 of the Exchange Act, to be the beneficial owners of the shares of common stock held by Costa Brava.

(3)	Includes options to purchase 197,166 shares of our common stock held by Mr. Masanotti that may be exercised within 60 days of November 17, 2010.

(4)	Includes options to purchase 2,500 shares of our common stock held by Mr. Sullivan that may be exercised within 60 days of November 17, 2010.

(5)	Includes options to purchase 29,000 shares of our common stock held by Mr. Clark that may be exercised within 60 days of November 17, 2010.

(6)	Mr. Golio served as our Chief Financial Officer until November 22, 2010.

(7)	Includes our current directors (Messrs. Aquilina, Baker, Berger, Jastrem, O’Brien, Pinckert, Seedman and Vogel) and our current executive officers (Messrs. Masanotti, Sullivan, Clark, Brennan, Piltz and James).

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires that each of our executive officers, directors and persons who beneficially own more than 10% of our common stock file with the SEC reports of ownership and changes in their ownership of our common stock. Our executive officers and directors and beneficial owners of greater than 10% of our common stock are required by SEC regulations to provide us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us, we believe that for the year ended December 31, 2009, all of our executive officers, directors and persons owning greater than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them, except Mark E. Schwarz, a former director, failed to timely file two Form 4s reporting, in the aggregate, four transactions.

Executive Compensation
Compensation Discussion and Analysis
Compensation Philosophy
     We provide our executive officers, including our President and Chief Executive Officer (Mr. Masanotti), with incentives tied to the achievement of our corporate objectives.
     During the past few years, in making executive hiring and compensation decisions, we considered the risks associated with our ongoing litigation and governmental investigation matters, the change in our majority shareholder, and our board or directors’ decision not to provide traditional equity-based long term incentives on an ongoing basis. During the past few years, we experienced a significant turnover in our senior management. In light of all of these challenges, our board of directors established a total compensation philosophy and structure designed to accomplish the following objectives:
•	attract, retain and motivate executives who can thrive in a competitive environment of continuous change and who can achieve positive business results in light of the challenges that we have faced and continue to face;

•	provide our executives with a total compensation package that recognizes individual contributions, as well as overall business results; and

•	promote and reward the achievement of objectives that our board of directors and management believe will lead to long-term growth in shareholder value, including the resolution of our ongoing litigation and governmental investigation matters.
     To achieve these objectives, we intend to maintain compensation arrangements that tie a substantial portion of our executive officers’ overall compensation to the achievement of key strategic, operational and financial goals.
Setting Executive Officer Compensation
Board of Directors, Compensation Committee and Management
     While our board of directors is responsible for determining and approving the compensation of our executive officers in its sole discretion, it frequently solicits recommendations from the Compensation Committee regarding:
•	the corporate and individual goals and objectives relevant to the compensation of our executive officers;

•	the evaluation of our corporate performance and the performance of our executive officers in light of such goals and objectives; and

•	the compensation of our executive officers based on such evaluations.
     Our President and Chief Executive Officer, our Vice President of Human Resources and the Compensation Committee together review the performance of our executive officers, other than Mr. Masanotti, provide our board of directors with the results of the review, and make recommendations to our board of directors for final approval with respect to the compensation of our executive officers. Our board of directors currently is, and will continue to be, responsible for setting the compensation of Mr. Masanotti (currently determined pursuant to an employment agreement between us and Mr. Masanotti) and evaluating his performance based on corporate goals and objectives. The terms of the agreement with Mr. Masanotti were negotiated and approved by our board of directors and are described below under the caption “Compensation of our President and Chief Executive Officer.”
     Our executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with our President and Chief Executive Officer.
Analysis of Market Compensation Data
     In 2009, we engaged Mercer, a compensation consulting firm that is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (Mercer), to perform benchmarking analysis for executive total compensation for our top 6 executive positions (other than the Chief Executive Officer position):
Chief Financial Officer
Chief Technology Officer
General Counsel & Chief Compliance Officer
Senior Vice President of Operations
Senior Vice President of Sales & Marketing
Vice President of Human Resources
     In addition we requested that Mercer provide recommendations for a long term incentive plan, and any appropriate revisions to our management incentive plan. The Mercer benchmarking analysis included publicly available information for the following health care IT and business process outsourcing companies (collectively, Peer Companies):
•	Transcend Services, Inc.

•	Nuance Communications, Inc.

•	Spheris Inc.

•	QuadraMed Corp.

•	Eclipsys Corporation

•	Allscripts-Misys Healthcare Solutions, Inc.

•	MedAssets, Inc.

•	ICT Group, Inc.

•	Comforce Corporation

•	Exl Service Holdings, Inc.

•	Gevity HR Inc.
     Mercer also utilized published compensation survey data, calibrated for our revenues, to get a broader industry perspective on market pay levels for functionally comparable positions.
     Mercer’s report concluded that, with respect to the six identified senior executive positions, we were within 15% of (i) the average base salary (ii) target incentive compensation, and (ii) combined base salary and target incentive levels for similarly situated executives based upon the analysis of the publicly available information for the Peer Companies and published compensation survey data. We have not assessed, and the scope of Mercer’s engagement did not include an assessment of, where the actual 2009 Plan incentive payments fell in comparison to the publicly available information for the Peer Companies or published compensation survey data.
     When Messrs. Piltz and Golio were subsequently hired in 2009, their target incentive level (50% of base salary) fell within 15% of target incentive levels for similarly situated executives based upon the analysis of the Peer Companies and published compensation survey data. Our Compensation Committee and board of directors decided not to make any changes to the target incentive levels for our named executive officers (other than our Chief Executive Officer) as a result of Mercer’s analysis because they believed that our target incentive levels are in line with similarly situated executives at the Peer Companies.
     The target incentive level for our Chief Executive Officer, Mr. Masanotti (up to 140% of base salary), was negotiated between him and our board of directors.
     In 2006, we engaged Towers Perrin, a global compensation consulting firm to assess our management incentive plan design and the appropriate amount of target bonuses for all employee levels. At that time, Towers Perrin recommended a target incentive compensation percentage for each employee category.
     In 2007, we engaged Compensation Resources, a regional compensation consulting firm, to provide a market analysis of target bonus percentages for certain members of our senior management team including our then-Chief Technology Officer (Mark Ivie) and our General Counsel & Chief Compliance Officer (Mr. Sullivan). Based upon the results of that market analysis and our own internal review of target bonus percentages, an increase of target bonus percentages for certain members of our senior management team including Messrs. Ivie and Sullivan was recommended to the Compensation Committee of our board of directors. The Compensation Committee agreed with these recommendations and presented them to our board of directors, which subsequently approved them. No changes to incentive targets were made in 2008.
Elements of Compensation
     Our executive compensation program utilizes four primary elements to accomplish the objectives described above:
•	base salary;

•	annual cash incentives linked to corporate and individual performance;

•	long-term incentives; and

•	benefits and perquisites.
     We believe that we can meet the objectives of our executive compensation program by achieving a balance among these four elements that is competitive with our industry peers and creates appropriate incentives for our executive officers. Actual compensation levels are a function of both corporate and individual performance as described under each compensation element below. In making compensation determinations, the Compensation Committee and our board of directors consider the competitiveness of compensation both in terms of individual pay elements and the aggregate compensation package.
     Base Salary
     We provide our executive officers with base salary in the form of fixed cash compensation to compensate them for services rendered during the fiscal year. Consistent with our compensation philosophy, our board of directors believes that the current base salaries of our executive officers are at levels competitive with Peer Companies with additional consideration given to the challenges we have and continue to face.

     The base salary of our executive officers is reviewed for adjustment annually by our board of directors. Generally, in making a determination of whether to make base salary adjustments, our board of directors considers the following factors:
•	our success in meeting our strategic operational and financial goals;

•	our President and Chief Executive Officer’s assessment of such executive officer’s individual performance;

•	length of service to us of such executive officer;

•	changes in scope of responsibilities of such executive officer; and

•	the base salaries of executive officers at Peer Companies possessing similar job titles.
     In addition, our board of directors considers internal equity within our organization and, when reviewing the base salaries of our executive officers, their current aggregate compensation.
     2009 Base Salaries
     After considering the salary adjustment factors detailed above other than individual performance, our board of directors determined that no merit based salary increases would be made in 2009 for our named executive officers, except for those named executive officers whose individual performance was at an exceptional level in 2008. Our board of directors reviewed the assessment of our Chief Executive Officer of each of our named executive officers (other than the Chief Executive Officer) and evaluated the achievement of the 2008 individual performance objectives for each named executive officer to determine whether to make base salary adjustments in 2009 in recognition of exceptional performance. Our board of directors did not assess our Chief Executive Officer (Mr. Masanotti) for a salary adjustment in 2009, as his employment with us had just commenced on September 16, 2008. In addition, as Messrs. Golio and Piltz did not commence employment with us until April 13, 2009 and May 18, 2009, respectively, our board of directors did not assess them for salary adjustments in 2009.
     The key individual performance objectives in 2008 for our named executive officers that our Chief Executive Officer and our board of directors evaluated to determine whether to make base salary adjustments in 2009 in recognition of exceptional performance included:

Executive	Position	2008 Key Personal Objectives
Michael Clark	Chief Operating Officer; and Senior Vice President of Operations
•   Retain key indentified customer accounts equal to $33 million in annual revenue
•   Increase by 10% the volume of transcribed reports using speech recognition
•   Increase volume of transcribed reports produced offshore by 8%

Mark Sullivan	General Counsel, Chief Compliance Officer and Secretary
•   Support decision of former majority owner (Philips) to sell its ownership interest in Company by participating in management presentations to prospective buyers, responding to due diligence requests, developing and executing communication strategies and implementation plans.
•   Resolve South Broward litigation matter, and SEC and DOJ investigations
•   Regularly schedule and document meetings, presentations and discussions between management and the board of directors and the committees of the board

James Brennan	Principal Accounting Officer, Controller, Treasurer and Vice President	• Complete all SEC filings timely • Reduce the monthly close cycle by at least one week. • Improve SOX controls so there are no material weaknesses
     The increase in Mr. Clark’s base salary of 7.9% to $250,000 for 2009, effective March 16, 2009, reflects the judgment of our Chief Executive Officer and our board of directors that Mr. Clark exceeded expectations in the achievement of his 2008 key personal objectives and also that a salary increase was warranted in order to retain Mr. Clark. Subsequently, in connection with Mr. Clark’s promotion from the position of Senior Vice President of Operations to Chief Operating Officer, our board of directors further increased Mr. Clark’s base salary by 10% to $275,000, effective as of June 1, 2009. Our Chief Executive Officer and our board of directors determined that Messrs. Sullivan and Brennan met their 2008 key personal objectives, but no adjustments to their based salaries for 2009 were made in light of our board of directors’ prior determination that no salary increases for 2009 would be made other than for exceptional individual performance in 2008.
     2010 Base Salaries
     After considering the salary adjustment factors detailed above, our board of directors determined that no merit based salary increases would be made in 2010 for our named executive officers, except for those named executive officers whose individual performance was at an exceptional level in 2009. Our board of directors, after (i) assessing the performance of our Chief Executive Officer and (ii) reviewing the assessment by our Chief Executive Officer of each of our named executive officers (other than the Chief Executive Officer), determined that there would be no changes to the base salaries of the named executive officers in 2010.

     The 2010 base salaries of our executive officers are as follows:

2010 Annual Base
Name	Salary Rate ($)
Peter Masanotti	500,000
Anthony D. James(1)	300,000
Kevin Piltz (2)	280,000
Michael Clark	275,000
Dominick Golio (3)	275,000
Mark R. Sullivan	237,930
James Brennan	221,450

(1)	Mr. James was hired on April 22, 2010, at which time his base salary was $270,000. Upon his promotion to the additional officer position of Chief Financial Officer on November 22, 2010, Mr. James base salary was increased to $300,000.

(2)	Mr. Piltz was hired in May 2009 and his base salary is set forth in an employment agreement between him and us dated May 18, 2009.

(3)	Mr. Golio was hired in April 2009 and his base salary is set forth in an employment agreement between him and us dated April 9, 2009. Mr. Golio served as our Chief Financial Officer from April 13, 2009 to November 22, 2010. He remains employed by us to assist with the transition of responsibilities to our new Chief Financial Officer, Mr. James.
     Annual Cash Incentive
     We believe that performance-based cash incentives play an essential role to motivate our executive officers to achieve defined annual goals. The objectives of our annual management incentive plans are to:
o	align the interests of executives and senior management with our strategic plan and critical performance goals;

o	motivate and reward achievement of specific, measurable annual individual and corporate performance objectives;

o	provide payouts commensurate with our performance;

o	provide competitive total compensation opportunities; and

o	enable us to attract, motivate and retain talented executive management.
     2009 Management Incentive Plan
     The Compensation Committee recommended, and our board of directors approved, our 2009 Management Incentive Plan (2009 Plan) in January 2009.
     Participation; Eligibility. Select key management level employees were eligible to participate in our 2009 Plan, including each of the executive officers identified above. Other criteria for participation and eligibility to receive an incentive reward under the 2009 Plan included the following:
•	a participant must have received a performance rating of “solid performer” or better for 2009 to receive an incentive award; and

•	a participant must have been an active employee as of the award payout date to receive an incentive award.
     Incentive Targets. Each of our executive officers was eligible to receive a target annual cash incentive award expressed as a percentage of his or her base salary for 2009 (Target Incentive). The table below entitled “Grants of Plan-Based Awards” (and, specifically, the information under the caption “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards”) illustrates the threshold, target and maximum amounts of cash incentives that were potentially payable to our named executive officers with respect to 2009 performance under the 2009 Plan.
     Performance Measures under the 2009 Plan. Payment of incentive awards under the 2009 Plan was based on a combination of corporate objectives, and an assessment of individual performance toward achievement of those corporate objectives as a way to communicate our expectations and to maintain and unify our executives’ focus on our key strategic objectives, as well as to measure performance. The net revenues and Adjusted EBITDA targets established exclusively for the 2009 Plan and the assessment of each named executive officer’s individual performance toward achieving those corporate objectives were based on certain internal normal operating financial goals set in connection with our board of directors’ consideration and approval of our annual operating plan for 2009. The performance measures for the 2009 Plan and the relative weighting of the performance measures were:
•	35% of a participant’s target incentive could be paid upon a 2009 net revenues target of $315.6 million, established exclusively for the 2009 Plan;

•	35% of a participant’s target incentive could be paid upon a 2009 Adjusted EBITDA target of $52.8 million, established exclusively of the 2009 Plan; and

•	30% of a participant’s target incentive could be paid upon the assessment of such named executive officer’s 2009 individual performance toward achieving the net revenues and Adjusted EBITDA targets established exclusively for the 2009 Plan
     Each performance measure for the 2009 Plan was assessed separately in determining the incentive compensation to be awarded. A minimum and maximum threshold level of performance was established for each performance measure. The threshold levels of performance were:
•	95% of the net revenues target had to be achieved in order for incentive compensation related to this component to be awarded. Upon achievement of 95% of the net revenues target, 8.75% of the target incentive would be awarded. A maximum level of 110% of the net revenues target was the upper limit of incentive compensation that could have been awarded with regard to this component. Upon achievement of 110% of the net revenues target, 59.5% of the target incentive would be awarded.

•	90% of the Adjusted EBITDA target had to be achieved in order for incentive compensation related to this component to be awarded. Upon achievement of 90% of the Adjusted EBITDA target, 8.75% of the target incentive would be awarded. A maximum level of 115% of the Adjusted EBITDA target was the upper limit of incentive compensation that could have been awarded with regard to this component. Upon achievement of 115% of the Adjusted EBITDA target, 59.5% of the target incentive would be awarded.

•	The amount of the individual performance incentive award was based on the Chief Executive Officer’s and board of directors’ assessment of the named executive officer’s individual performance toward achieving the net revenues and Adjusted EBITDA target established exclusively of the 2009 Plan. The individual incentive pool was funded at 30% of the total of all participants’ aggregate target incentives and was allocated to eligible participants at the discretion of our board of directors for (i) our Chief Executive Officer and (ii) all other participants (other than our Chief Executive Officer) after reviewing the individual performance assessments of the participants with our Chief Executive Officer. In the discretion of our board of directors, for individual performance, a participant was eligible to receive a minimum of 0% and a maximum of 51% of the target incentive.
     The Adjusted EBITDA target established exclusively for the 2009 Plan was $52.8 million and we achieved an Adjusted EBITDA under the 2009 Plan equal to $58.1 million, which was 110% of such Adjusted EBITDA target. The net revenues target established exclusively for the 2009 Plan was $315.6 million and we achieved net revenues under the 2009 Plan equal to $307.2 million, which was 97.3% of such net revenues target.
     Adjusted EBITDA is a non-GAAP financial measure. Our board of directors calculated the Adjusted EBITDA achievement exclusively for the 2009 Plan as standard EBITDA, adjusted for any item of expense or income that was non-recurring and unrelated to normal operating activities. For the calendar year 2009, our board of directors determined that the following items were non-recurring and unrelated to normal operating activities, and therefore included in our calculation of Adjusted EBITDA under the 2009 Plan and reconciled as set forth below:

($’s thousands)
Reported 2009 Net Income:	$23,291
Add Back:
Taxes	1,975
Interest Expense	134
Less:
Equity in income of affiliated company	(2,015)

GAAP operating income	$23,385
Add Back:
Depreciation	9,504
Amortization of intangible assets	6,168
Cost of legal proceedings and settlements, net	14,843
Acquisition related charges	1,263
Restructuring Charges	2,727
Other	200

Adjusted EBITDA under the 2009 Plan	$58,090

     Based upon the levels of Adjusted EBITDA and net revenue that were achieved, each 2009 Plan participant (other than Messrs. Masanotti, Golio and Piltz) received a payout equal to 71% of his or her 2009 Plan incentive target. The payout was based upon (i) the net revenues level as calculated under the 2009 Plan (97.3% achievement, resulting in 20.7% of the target incentive awarded for this component) and (ii) the Adjusted EBITDA level as calculated under the 2009 Plan (110% achievement, resulting in

50.3% of the target incentive awarded for this component). These two components combined to a total award of 71% of the target incentive. Our board of directors, in its discretion, determined that the individual performance of each named executive officer in 2009, other than Mr. Brennan, warranted payment of an additional 30% of each named executive officer’s target incentive. Accordingly, Messrs. Sullivan and Clark received 101% of their Target Incentive under the 2009 Plan. While our board of directors determined that Mr. Brennan’s individual performance toward achieving the net revenues and Adjusted EBITDA targets was high enough to warrant an award of the individual performance component, our board of directors determined that Brennan should receive an award of an additional 23% of his target incentive related to his individual performance target payout resulting in Mr. Brennan receiving 94% of his target incentive under the 2009 Plan. In accordance with the terms of their employment agreements, the payment of 100% of the target incentive amounts for Messrs. Golio and Piltz were guaranteed and calculated as though they had been employed for all of 2009 at their base salary levels. Our board of directors determined that Mr. Masanotti should be paid 100% of his 2009 Plan target incentive amount (which equals 140% of his salary for 2009). The incentive awards discussed above resulted in the following payments to our named executive officers under the 2009 Plan:

Executive	Incentive Payment
Peter Masanotti	$700,000
Dominick Golio	$137,500
James Brennan	$62,151
Mark R. Sullivan	$108,193
Michael Clark	$118,929
Kevin Piltz	$140,000
     2010 Management Incentive Plan
     The Compensation Committee recommended, and our board of directors approved, our 2010 Management Incentive Plan (2010 Plan) in January 2010. The exact performance measures were not established until September 2010, following the acquisition of Spheris in the fiscal year. Individual target incentive amounts under the 2010 Plan remain unchanged from the 2009 Plan for all of our named executive officers.
     As described below, the Annualized Net Sales Volume and Adjusted EBITDA targets established exclusively for the 2010 Plan and the assessment of each named executive officer’s individual performance toward achieving those corporate objectives is based on certain internal normal operating financial goals set in connection with our board of directors’ consideration and approval of our annual operating plan for 2010. The performance measures for the 2010 Plan and the relative weighting of the performance measures are:
•	50% of a participant’s target incentive could be paid upon a 2010 Adjusted EBITDA target established exclusively for the 2010 Plan. 100% of the 2010 Adjusted EBITDA target under the 2010 Plan must be achieved for any incentive under the 2010 Plan to be awarded. There is no maximum payout limit under the Adjusted EBITDA portion of the 2010 Plan;

•	25% of a participant’s target incentive could be paid upon a 2010 Annualized Net Sales Volume target. Before the Annualized Net Sales Volume Target is determined eligible for payout, we must achieve 100% of the EBITDA target. In addition, we must achieve

95% of 2010 Annualized Net Sales Volume Target for any portion of this component to be awarded; and

•	25% of a participant’s target incentive could be paid the assessment of such named executive officer’s 2010 individual performance toward achieving the Adjusted EBITDA and Annualized Net Sales Volume targets established exclusively for the 2010 Plan.
     The 2010 base salaries and the 2010 Plan target incentives (as a percentage of base salary for each of our named executive officers) are as follows:

	2010 Annual Base	2010 Plan Target Incentive
Name	Salary Rate ($)	As percentage of base salary
Peter Masanotti	500,000	140%
Anthony D. James(1)	300,000	50%
Kevin Piltz	280,000	50%
Dominick Golio(1)	275,000	50%
Michael Clark	275,000	45%
Mark R. Sullivan	237,930	45%
James Brennan	221,450	30%

(1)	Mr. James was hired on April 22, 2010, at which time his base salary was $270,000. Upon his promotion to the additional officer position of Chief Financial Officer on November 22, 2010, Mr. James base salary was increased to $300,000.

(2)	Mr. Golio was hired in April 2009 and his base salary is set forth in an employment agreement between him and us dated April 9, 2009. Mr. Golio served as our Chief Financial Officer from April 13, 2009 to November 22, 2010. He remains employed by us to assist with the transition of responsibilities to our new Chief Financial Officer, Mr. James.
     We believe that the internal financial goals, although not guaranteed, will be capable of being achieved if our executive officers meet or exceed their individual objectives, if we perform according to our 2010 annual operating plan and if the assumptions in our 2010 annual operating plan are proven correct.
     Long-Term Incentives
     Equity-Based Incentives
     On September 30, 2008 (Grant Date), we made a stock option grant (Original Stock Option Grant) to Mr. Masanotti to purchase up to 295,749 shares of our common stock at the fair market value of our common stock as of September 30, 2008, which was $4.85 per share, with the options expiring on September 30, 2018. The number of shares that Mr. Masanotti was granted an option to purchase was provided for in Mr. Masanotti’s Employment Agreement with us dated September 3, 2008 (Masanotti Employment Agreement). On March 2, 2009, we entered into an Amended and Restated Stock Option Agreement with Mr. Masanotti (Amended Masanotti Option Agreement), to (i) amend the exercise price of the Original Stock Option Grant and (ii) to provide that if Mr. Masanotti’s employment by us or one of our subsidiaries is terminated by us for “cause” as defined in the Masanotti Employment Agreement, the option will terminate immediately in full whether or not vested or exercisable. The Amended Masanotti Option Agreement provides, among other things, that:

•	the exercise price shall be equal to the higher of (i) the fair market value of the Company’s common stock as of the Grant Date or (ii) $8.25. The fair market value of our common stock (as reported by NASDAQ) on the Grant Date was $4.85, accordingly the exercise price is $8.25;

•	one-third (1/3) of the shares subject to the option vest on the first anniversary of the Grant Date and, thereafter, one-sixth (1/6) of the shares subject to the option vest on each of the following: the date that is six months after the first anniversary of the Grant Date, the second anniversary of the Grant Date, the date that is six months after the second anniversary of the grant date, and the third anniversary of the Grant Date;

•	upon the occurrence of a “change in control” or our termination of Mr. Masanotti’s employment by us “without cause” or by him for “good reason” (each, as defined in the Masanotti Employment Agreement), the options shall become immediately exercisable, to the extent not already vested; and

•	in the event of termination of Mr. Masanotti’s employment for any reason other than “without cause” by us, or for “good reason” by him, any of the unvested options shall be immediately forfeited.
     In June 2004, our board of directors decided not to provide traditional equity-based long term incentives until we became current in our reporting obligations under the Exchange Act. Accordingly, from June 2004 until we became current in our reporting obligations under the Exchange Act in 2007, we suspended the granting of any stock options. Messrs. Sullivan and Clark received grants of stock options as part of their compensation prior to the decision by our board of directors on June 2004 to not provide traditional equity-based long term incentives. Such grants, to the extent they have not expired, are shown below in the under the heading “Outstanding Equity Awards at Fiscal Year-End.”
     2009 Long Term Incentive Plan
     In August 2009 our board of directors adopted a long-term incentive plan (LTIP) for certain members of our senior management team. The LTIP is administered by the Compensation Committee and is designed to encourage and reward the creation of long-term equity value by certain members of our senior management team. Effective as of January 1, 2009, certain executives and key employees who will be selected by the Compensation Committee became eligible to participate in the LTIP. Cash payments pursuant to the LTIP will be made in three equal annual installments during the three years following the expiration of the LTIP’s term (December 31, 2011). During the third quarter of 2010, our Compensation Committee issued the following awards to our named executive officers under the Long Term Incentive Plan, the terms and conditions of which will be determined in the future under the terms of the plan:

Participant	Total Point Awards in 2010
Michael Clark	63.3
Kevin Piltz	40.0
Anthony D. James	21.1
Dom Golio	20.0
Mark Sullivan	14.0

Severance and Retention Agreements
     Employment Agreement Severance
     The severance arrangements applicable to Messrs. Masanotti, Golio, Piltz, Sullivan, Clark and Brennan are set forth in each of their respective employment agreements, as discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.”
Benefits and Perquisites
     Benefits
     We maintain broad-based benefits that are provided to all full-time employees, including health and dental insurance, life and disability insurance and our 401(k) plan. Certain of these benefits require employees to pay a portion of the premium. These benefits are offered to our executive officers on the same basis as all other employees, except that we provide, and pay the premiums for, additional long term disability and life insurance coverage for such executive officers.
     We also maintained a deferred compensation plan for certain of our employees (Deferred Compensation Plan). In the third quarter of 2009 we terminated the Deferred Compensation Plan and distributed plan assets to members and liquidated the plan assets. The Deferred Compensation Plan was administered by the Compensation Committee and previously allowed certain members of management and other highly compensated employees to defer a certain percentage of their income. Our board of directors indefinitely suspended the Deferred Compensation Plan in June 2004. Mr. Sullivan was our only executive officer who participated in the Deferred Compensation Plan while it was active and was our only executive officer with an account balance in our Deferred Compensation Plan prior to its termination. Information regarding Mr. Sullivan’s participation in the Deferred Compensation Plan is described below under “Nonqualified Deferred Compensation.”
     Perquisites or Other Personal Benefits.
     Our executive officers are entitled to few perquisites or other personal benefits that are not otherwise available to all of our employees. In 2009, we provided premium payments for additional long term disability and life insurance coverage to our executive officers.
     Additional compensation provided to Mr. Masanotti (including certain travel and lodging expenses) are detailed below under the heading “Summary Compensation Table.”
     These perquisites or other personal benefits represent a relatively modest portion of each executive officer’s compensation. We do not anticipate any significant changes to the perquisites or other personal benefits levels of our executive officers for 2010.
     Compensation of our President and Chief Executive Officer
     Compensation of Mr. Masanotti, our President and Chief Executive Officer
     In connection with his appointment as our Chief Executive Officer, we entered into an employment agreement with Mr. Masanotti, dated as of September 3, 2008 (Masanotti Employment Agreement), pursuant to which Mr. Masanotti will serve as our Chief Executive Officer through December 31, 2011. Our board of directors is responsible for monitoring and reviewing the performance of Mr. Masanotti on an ongoing basis.

     In structuring Mr. Masanotti’s compensation, our board of directors considered the importance of motivating a new Chief Executive Officer to make a long-term commitment to us and to consistently grow our business. Based on these and other considerations, our board of directors approved compensation for Mr. Masanotti comprised of a sign-on bonus, base salary, cash bonus and equity incentives. Pursuant to the terms of his employment agreement, Mr. Masanotti was entitled to receive up to $800,000 on February 1, 2009 as a sign-on bonus. Due to the amount of the bonus payment relating to the 2008 fiscal year that Mr. Masanotti received from his prior employer (Prior Employer Bonus), in accordance with the terms of the Masanotti Employment Agreement, our obligation to pay any portion of the sign-on bonus on February 1, 2009 was eliminated.
     In addition, Mr. Masanotti will receive an annual base salary of $500,000 and an annual bonus award based upon the achievement of target performance objectives established by our board of directors, equal to up to 140% of his base salary, or $700,000 based upon his current base salary. The Masanotti Employment Agreement provides that Mr. Masanotti’s target performance objectives will be established by our board of directors within the first three months of each fiscal year during the term of his employment agreement. Our board of directors believes that the target performance objectives to be established, although not guaranteed, will be capable of being achieved if Mr. Masanotti meets or exceeds his individual objectives, if we perform according to our operating plans and if the assumptions in our operating plans prove correct.
     Pursuant to the terms of the Masanotti Employment Agreement, Mr. Masanotti received a stock option grant from us to purchase up to 295,749 shares of our common stock. See “Long-Term Incentives – Equity-Based Incentives” above, for additional information regarding the stock option grant to Mr. Masanotti.
Tax and Accounting Considerations Affecting Executive Compensation
     We structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. However, while it is the Compensation Committee and our board of directors’ general intention to design the components of our executive compensation program in a manner that is tax efficient for both us and our executives, there can be no assurance that the Compensation Committee or our board of directors will always approve compensation that is tax advantageous for us.
     We endeavor to design our equity incentive awards conventionally, so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards.

Compensation of our Named Executive Officers
Summary Compensation Table
     The following table sets forth, for the year ended December 31, 2009, summary information concerning compensation of (i) all individuals who served as our Chief Executive Officer during the fiscal year ended December 31, 2009; (ii) all individuals who served as our Chief Financial Officer during the fiscal year ended December 31, 2009; and (iii) our three most highly compensated executive officers during the fiscal year ended December 31, 2009, other than those who served as our Chief Executive Officer and Chief Financial Officer, who were serving as executive officers as of December 31, 2009 (collectively, the named executive officers).

					Non-Equity
				Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards(1)	Compensation(2)	Compensation(3)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
Peter Masanotti,	2009	500,000	—	—	700,000	7,258	1,207,258
President and Chief	2008	125,000	—	65,721	—	3,118	193,839
Executive Officer (4)
Dominick Golio,	2009	186,506	—	—	137,500	9,321	333,327
Senior Vice President and Chief Financial Officer(5)
James Brennan,	2009	221,450	—	—	62,151	1,510	285,111
Principal Accounting Officer,	2008	219,569	—	—	66,435	1,741	287,745
Controller, Treasurer and Vice President (6)(7)
Mark R. Sullivan ,	2009	237,930	—	—	108,193	1,605	347,728
General Counsel, Chief	2008	235,909	155,926	—	107,069	1,836	500,740
Compliance Officer and	2007	229,250	25,000		31,185	7,272	292,707
Secretary
Michael Clark,	2009	258,979	—	—	118,929	1,687	379,595
Chief Operating Officer; and	2008	229,781	151,876	—	119,469	1,808	502,934
Senior Vice President of Operations (6)
Kevin Piltz,	2009	163,333	—	—	140,000	2,547	305,880
Senior Vice President and Chief Information Officer (8)

(1)	The amount in this column reflects the aggregate grant date fair value of the option awards calculated in accordance with FASB ASC Topic 718. Please see Note 13 to the Notes to our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 12, 2010, for a discussion of the assumptions used in determining the fair value calculation of each option award.

As discussed in “Long-Term Incentives – Equity-Based Incentives” above, on September 30, 2008 (Grant Date), we made a stock option grant (Original Stock Option Grant) to Mr. Masanotti, to purchase up to 295,749 shares of our common stock at the fair market value of the our common stock as of September 30, 2008, which was $4.85 per share, with the options expiring on September 30, 2018. On March 2, 2009, we entered into an Amended and Restated Stock Option

Agreement with Mr. Masanotti (Amended Masanotti Option Agreement), to, among other things, amend the exercise price of the Original Stock Option Grant. The Amended Masanotti Option Agreement provides, among other things, that the option price is equal to the higher of (i) the fair market value of the Company’s common stock as of the Grant Date or (ii) $8.25. The fair market value of our common stock (as reported by NASDAQ) on the Grant Date was $4.85, accordingly the exercise price is $8.25. The amendment of the exercise price of the Original Stock Option Grant did not result in any incremental fair value over what was reported for Mr. Masanotti in 2008 under the column “Option Awards.”

(2)	The amounts in this column represent payments made pursuant to our 2009 Plan.

(3)	The amounts reported in this column for 2009 represent the following:

		Long Term
	Group Life	Disability
	Insurance	Insurance
	Premium	Premium	Other
	Cost	Cost	Perquisites(a)	Total
Name	($)	($)	($)	($)
Peter Masanotti	1,039	1,028	5,191	7,258
Dominick Golio	526	740	8,055	9,321
James Brennan	624	886		1,510
Mark R. Sullivan	653	952	—	1,605
Michael Clark	708	979		1,687
Kevin Piltz	411	525	1,611	2,547

(a)	This amount consists of reimbursements paid to Messrs. Masanotti, Golio and Piltz for lodging expenses by each of them in connection with their employment in 2009.

(4)	Mr. Masanotti’s employment with us commenced on September 16, 2008.

(5)	Mr. Golio served as our Chief Financial Officer from April 13, 2009 to November 22, 2010. He remains employed by us to assist with the transition of responsibilities to our new Chief Financial Officer, Mr. James.

(6)	With respect to Messrs. Brennan and Clark, information for the fiscal year ended December 31, 2007 is omitted because neither Mr. Brennan nor Mr. Clark was a named executive officer in our definitive proxy statement that was filed with the SEC in December 2008.

(7)	Mr. Brennan served as our Interim Principal Financial Officer from November 21, 2008 through April 13, 2009. Mr. Brennan relinquished his role as Interim Principal Financial Officer upon Mr. Golio taking the position of Chief Financial Officer on April 13, 2009. Mr. Brennan continues to serve as our Principal Accounting Officer, Treasurer and Vice President.

(8)	Mr. Piltz’s employment with us commenced on May 18, 2009.

Grants of Plan-Based Awards
     The following table sets forth each grant of an award made to each named executive officer for the year ended December 31, 2009.

	Estimated Possible Payouts Under
	Non-Equity Incentive Plan Awards(1)
	Threshold	Target	Maximum
Name	($)	($)	($)
Peter Masanotti	—	700,000	—
Dominick Golio(2)	—	137,500	233,750
James Brennan	19,931	66,435	112,940
Mark R. Sullivan	32,121	107,069	182,016
Michael Clark	35,302	117,672	200,043
Kevin Piltz(2)	42,000	140,000	238,000

(1)	Includes the 2009 threshold, target and maximum payouts designated under the 2009 Plan discussed above in the “Compensation Discussion and Analysis” section. We achieved 97.3% of the net revenues target and 110% of the EBITDA target established exclusively for the 2009 Plan. Each named executive officer was determined to have fully achieved his individual performance objectives, other than Mr. Brennan. Messrs. Sullivan and Clark received 101% of their Target Incentive under the 2009 Plan. Messrs. Masanotti, Golio and Piltz received 100% of their Target Incentive under the 2009 Plan. Mr. Brennan received 94% of his Target Incentive under the 2009 Plan. The named executives that received payments under the 2009 Plan were: Mr. Masanotti ($700,000), Mr. Golio ($137,500), Mr. Brennan ($62,151), Mr. Sullivan ($108,193), Mr. Clark ($118,929); and Mr. Piltz ($140,000) and such payments were made on March 15, 2010.

(2)	The payment of 100% of the Target Incentive amounts for Messrs. Golio and Piltz were guaranteed and calculated as though they had been employed for all of 2009 at their base salary levels.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     We have or had written employment agreements with each of our named executive officers that provide or provided for the payment of base salary and for each named executive officer’s participation in our bonus programs and employee benefit plans.
     As discussed in “Long-Term Incentives – Equity-Based Incentives” above, on September 30, 2008 (Grant Date), we made a stock option grant (Original Stock Option Grant) to Mr. Masanotti, to purchase up to 295,749 shares of our common stock at the fair market value of the our common stock as of September 30, 2008, which was $4.85 per share, with the options expiring on September 30, 2018. On March 2, 2009, we entered into an Amended and Restated Stock Option Agreement with Mr. Masanotti (Amended Masanotti Option Agreement), to, among other things, amend the exercise price of the Original Stock Option Grant. The Amended Masanotti Option Agreement provides, among other things, that the option price is equal to the higher of (i) the fair market value of the Company’s common stock as of the Grant Date or (ii) $8.25. The fair market value of our common stock (as reported by NASDAQ) on the Grant Date was $4.85, accordingly the exercise price is $8.25.

     In addition, each agreement specifies payments and benefits that would be due to such named executive officer upon the termination of his employment with us. See “Potential Payments Upon Termination or Change-In-Control” below, for additional information regarding amounts payable upon termination to each of our named executive officers.
Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth all outstanding equity awards held by each of our named executive officers as of December 31, 2009.

	Number of Securities Underlying
	Unexercised Options (#)				Option Exercise		Option Expiration
Name	Exercisable		Unexercisable		Price		Date
Peter Masanotti	98,583		197,166	(4)	$8.25	(5)	September 30, 2018

James Brennan	—		—		—		—

Mark R. Sullivan	2,500	(1)	—		$16.21		March 17, 2013

Michael Clark	20,000	(2)			$27.89		May 29, 2012
	9,000	(3)	—		$17.45		February 4, 2013

Dominick Golio	—		—		—		—

Kevin Piltz	—		—		—		—

(1)	Options vested in full on March 13, 2008.

(2)	Options vested in full on May 29, 2007.

(3)	Options vested in full on February 4, 2008.

(4)	98,583 of the shares subject to the option vest on September 30, 2009 and, thereafter, 49,292 of the shares vest on March 31, 2010, 49,291 of the shares vest on September 30, 2010, 49,291 of the shares vest on March 31, 2011 and 49,291 of the shares vest on September 30, 2011.

(5)	As discussed in “Long-Term Incentives – Equity-Based Incentives” above, on September 30, 2008 (Grant Date), we made a stock option grant to Mr. Masanotti, to purchase up to 295,749 shares of our common stock at the fair market value of the our common stock as of September 30, 2008, which was $4.85 per share, with the options expiring on September 30, 2018. On March 2, 2009, we entered into the Amended Masanotti Option Agreement with Mr. Masanotti, to, among other things, amend the exercise price of the stock option grant. The Amended Masanotti Option Agreement provides, among other things, that the option price is equal to the higher of (i) the fair market value of the Company’s common stock as of the Grant Date or (ii) $8.25. The fair market value of our common stock (as reported by NASDAQ) on the Grant Date was $4.85, accordingly the exercise price is $8.25.

Option Exercises and Stock Vested During Last Fiscal Year
     There were no option exercises by any of our named executive officers during the year ended December 31, 2009.
Pension Benefits
     None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans that provide for payments or other benefits at or in connection with retirement sponsored by us.
Nonqualified Deferred Compensation
     Prior to June 2004, participants in our Deferred Compensation Plan could defer up to 15% of their base salary and up to 90% of any bonus compensation into an account in which the proceeds would be available to the participant after termination of employment or prior to termination of employment after the participant reaches the age of 65. Upon enrollment, the participant could elect the method and timing of distributions in the participant’s enrollment agreement. All deferred amounts increase or decrease based on hypothetical investment results of the participant’s selected investment alternatives. Our board of directors indefinitely suspended the Deferred Compensation Plan in June 2004. Mr. Sullivan is our only named executive officer who participated in the Deferred Compensation Plan while it was active.
     Mr. Sullivan is the only one of our named executive officers who had an account balance in our Deferred Compensation Plan. Information related to Mr. Sullivan’s deferred compensation account balances is provided below. None of the amounts shown in the table below appear in the Summary Compensation Table for Mr. Sullivan.

	Executive			Aggregate
	Contributions in	Our Contributions	Aggregate	Withdrawals/	Aggregate Balance at
	2009	in 2009	Earnings in 2009	Distributions in 2009	December 31, 2009
Name	($)	($)	($)	($)	($)
Mark R. Sullivan	—	—	(5)	2,216	—
     In the third quarter of 2009 we terminated the Deferred Compensation Plan and distributed plan assets to members, including Mr. Sullivan, who received a balance of $2,216.
Potential Payments Upon Termination or Change-In-Control
     The following is a discussion of payments and benefits that would be due to each of our named executive officers, upon the termination of his or her employment with us. The amounts in the table below assume that each termination was effective as of December 31, 2009 and are merely illustrative of the impact of a hypothetical termination of each executive’s employment. The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing.
Severance Payments
Mr. Masanotti
     Under the terms of our employment agreement with Mr. Masanotti, he will be entitled to the continuation of his then current base salary for a period of 12 months in the event that:

•	his employment is terminated by us “without cause” (as defined below),

•	he resigns for “good reason” (as defined below), or

•	we elect not to extend the term of Mr. Masanotti’s employment beyond the initial term or any of the automatic one-year extensions following the initial term of the employment agreement.
     In order to receive the severance payments described herein, Mr. Masanotti is required to execute and deliver a general release of claims against us.
     As used in Mr. Masanotti’s employment agreement with us, the term “cause” means the occurrence of any of the following: (1) his failure to substantially perform his duties set forth in the employment agreement (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 15 days following written notice by us to him of such failure, (2) dishonesty in the performance of his duties hereunder, (3) his conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (4) his willful malfeasance or willful misconduct in connection with his duties set forth in the employment agreement or any willful act or omission which is demonstrably injurious to our financial condition or business reputation or any of our subsidiaries or affiliates or (5) his breach of the provisions in the employment agreement relating to non-competition, confidentiality and our intellectual property.
     As used in Mr. Masanotti’s employment agreement with us, the term “good reason” means (1) the failure of us to pay or cause to be paid his base salary or annual bonus, when due pursuant to the terms of the employment agreement, (2) any reduction in his base salary or annual bonus opportunity set forth in the employment agreement, (3) any substantial and sustained diminution in his authority, title, reporting relationship or responsibilities from those described in the employment agreement, or (4) our material breach of the employment agreement; provided that any of the foregoing events shall constitute good reason only if we fail to cure such event within 30 days after receipt from Mr. Masanotti of written notice of the event which constitutes good reason; provided, further, that “good reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Mr. Masanotti’s knowledge thereof, unless he has given us written notice thereof prior to such date.
     Mr. Masanotti is bound by certain non-competition and non-solicitation covenants which extend for a period of 12 months following termination of his employment for any reason.
Messrs. Golio, Piltz, Brennan, Sullivan and Clark
     Under the terms of their respective employment agreements, each of Messrs. Golio and Brennan will be entitled to continuation of his then current base salary for a period of 12 months in the event he is terminated “without cause” (as defined below).
     Under the terms of our employment agreement with Mr. Piltz, he will be entitled to continuation of his then current base salary for a period of 6 months in the event he is terminated “without cause.”
     Under the terms of their respective employment agreements, each of Messrs. Sullivan and Clark will be entitled to the continuation of his then current base salary for a period of 12 months in the event he is terminated “without cause” or if he tenders his written resignation within 30 days following a substantial and material diminution of his duties or a reduction in his base salary in excess of 10%, which diminution or reduction is not cured by us within 10 days of receiving his written resignation.

     In order to receive the severance payments described above, each named executive officer is required to execute and deliver a general release of claims against us.
     As used in their respective employment agreements, the term “cause” means the occurrence of any of the following: (1) such named executive officer’s refusal, willful failure or inability to perform (other than due to illness or disability) his employment duties or to follow the lawful directives of his superiors; (2) misconduct or gross negligence by such named executive officer in the course of employment; (3) conduct of such named executive officer involving fraud, embezzlement, theft or dishonesty in the course of employment; (4) a conviction of or the entry of a plea of guilty or nolo contendere to a crime involving moral turpitude or that otherwise could reasonably be expected to have an adverse effect on our operations, condition or reputation; (5) a material breach by such named executive officer of any agreement with or fiduciary duty owed to us or (6) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription.
Applicable Restrictive Covenants
     Mr. Brennan is bound by certain non-competition and non-solicitation covenants which extend for a period of two years following termination of his employment for any reason. Messrs. Golio, Piltz, Sullivan and Clark are bound by substantially similar covenants for a period of 12 months following termination of their employment for any reason.
     Assuming a termination “without cause” had occurred on December 31, 2009 (the last business day of 2009), the payments to each of Messrs. Masanotti, Brennan, Sullivan, Clark, Golio and Piltz, had an estimated value of:

	Salary	Accelerated Vesting
	Continuation	Option Grants(1)
Name	($)	($)	Total ($)
Peter Masanotti	500,000	—	500,000
James Brennan	221,450	—	221,450
Mark R. Sullivan	237,930	—	237,930
Michael Clark	275,000	—	229,781
Dominick Golio	275,000	—	275,000
Kevin Piltz	140,000	—	140,000

(1)	For purposes of the table above, we have assumed that the named executive officer experienced an involuntary termination without cause on December 31, 2009. Pursuant to the terms of the stock option grant to Mr. Masanotti, in that hypothetical scenario the accelerated options would have become immediately exercisable. As discussed in “Long-Term Incentives — Equity-Based Incentives” above, on September 30, 2008 (Grant Date), we made a stock option grant to Mr. Masanotti, to purchase up to 295,749 shares of our common stock at the fair market value of the our common stock as of September 30, 2008, which was $4.85 per share, with the options expiring on September 30, 2018. On March 2, 2009, we entered into the Amended Masanotti Option Agreement with Mr. Masanotti, to, among other things, amend the exercise price of the stock option grant. The Amended Masanotti Option Agreement provides, among other things, that the option price is equal to the higher of (i) the fair market value of the Company’s common stock as of the Grant Date or (ii) $8.25. The fair market value of our common stock (as reported by NASDAQ) on the Grant Date was $4.85, accordingly the exercise price is $8.25. The closing price per share of our common stock on December 31, 2009 was $6.69. Because the closing price per share of our common stock on December 31, 2009 ($6.69) was less than the exercise price per share of the option grant to Mr. Masanotti ($8.25), the value of the option grant to Mr. Masanotti was zero as of the first day the option grant to Mr. Masanotti would be exercisable.

Mr. Brennan has not received any stock option grants from us and the stock option grants to Messrs. Sullivan and Clark fully vested prior to December 31, 2009.
Policies and Practices Related to Risk Management
Our Chief Financial Officer, General Counsel and Vice President of Human Resources conducted a review and assessment of all of our compensation plans and practices in order to form the conclusion that our compensation practices do not provide undue incentives, and are not reasonably likely, to expose the Company to material risk.
In completing this assessment, we reviewed our compensation programs for all employees, including executive officers. This included analyzing each aspect of our compensation programs, including salaries, the management incentive plan, 401K benefits, the long term incentive plan, and sales compensation plans, to identify whether any of our compensation programs exposed, or had the potential to expose, the Company to risk. We paid particular attention to the programs in which executive officers, sales and account management employees participate, since those employees’ responsibilities and duties have a greater potential for risk.

Certain Relationships and Related Transactions
Related Party Transactions
Majority Shareholder
     On August 6, 2008, CBay Inc. acquired approximately 69.5% of our outstanding common stock from our former majority shareholder, Philips. The transaction was more fully described in our Current Report on Form 8-K filed with the SEC on August 8, 2008.
Related Party Transaction Policy
     From time to time, we enter into transactions in the normal course of business with related parties. The Audit Committee of our board of directors has been charged with the responsibility of approving or ratifying all related party transactions. To ensure that the terms of the related party transactions are not less favorable than what would be obtained in an arm’s-length transaction, the material terms and conditions of the related party agreements described below were reviewed and approved by the Audit Committee pursuant to the our Related Party Transaction Policy. The Audit Committee is comprised solely of independent directors, none of whom have an interest in any of the related party transactions. In any situation where the Audit Committee sees fit to do so, any related party transaction, is presented to disinterested members of our board of directors for approval or ratification. All of the agreements with CBay Inc. and its affiliates described below have been reviewed and approved by our Audit Committee.
CBay Inc. and it affiliates
     2008 TSA
     On September 15, 2008, our wholly owned subsidiary, MedQuist Transcriptions, Ltd., entered into a transcription services agreement (2008 TSA) with CBay Systems & Services, Inc. (CBay Systems), an affiliate of our majority shareholder, CBay Inc., pursuant to which we outsourced certain medical transcription services to CBay Systems. The 2008 TSA was terminated by mutual written agreement on October 26, 2009 as the agreement was no longer necessary in light of our and CBay Systems entering into the Transcription Services Agreement described below.
     For the year ended December 31, 2009, we incurred expenses of $957,774 pursuant to the 2008 TSA.
     Transcription Services Agreement
     On April 3, 2009, MedQuist Transcriptions, Ltd. entered into a transcription services agreement (Transcription Services Agreement) with CBay Systems pursuant to which we outsourced certain medical transcription services to CBay Systems. The Transcription Services Agreement was initially set to expire on April 16, 2012. Under the Transcription Services Agreement, we paid CBay Systems a per line fee based on each transcribed line of text processed and the specific type of service provided. CBay Systems performed its services using our DocQment Enterprise Platform and was held to certain performance standards and quality guidelines set forth in the Transcription Services Agreement. The specific services to be performed were set forth in order forms delivered by us to CBay Systems from time to time during the term of the Transcription Services Agreement. The Transcription Services Agreement terminated by agreement of the parties on March 9, 2010 when we entered into the Sales & Services Agreement with CBay Systems referenced immediately below.

     For the year ended December 31, 2009, we incurred expenses of $5,839,926 pursuant to the Transcription Services Agreement. Through September 30, 2010, we incurred expenses of $2,362,000 in connection with the Transcription Services Agreement.
     Sales & Services Agreement
     On March 9, 2010, MedQuist Transcriptions, Ltd. entered into the Sales & Services Agreement with CBay Systems, pursuant to which we outsource certain medical transcription services to CBay Systems. Under the Sales & Services Agreement, CBay Systems has discontinued its new customer marketing efforts for transcription services to hospitals in North America and has become the exclusive supplier to us of Asian based transcription production services, which are either performed directly by CBay Systems or through a network of third party suppliers managed by CBay Systems. Under the Sales & Services Agreement, we pay CBay Systems a per line fee based on each transcribed line of text processed and the specific type of service provided. The Sales & Services Agreement will expire on March 10, 2015, and thereafter shall automatically renew for two additional five year terms, unless either party provides the other with written notice of its election to terminate the agreement at the end of the initial term or at the end of a renewal term, provided such notice is provided to the other party, not earlier than 12 months nor less than six months prior to the end of the initial term or the applicable renewal term. Either we or CBay Systems may terminate the Sales & Services Agreement if the other party materially breaches any term of the agreement, or in the event CBay Systems and its affiliates (other than us or our subsidiaries) cease to control, directly or indirectly, the power to vote at least thirty percent (30%) of the our issued and outstanding common equity. On July 26, 2010, MedQuist Transcriptions, Ltd. and CBay Systems entered into Amendment No. 1 to the Sales & Services Agreement, to allow for (i) CBay Systems to assign to us CBay Systems’ services agreements with its customers that require transcription services to be performed predominantly within the United States, (ii) CBay Systems to license from us the use of our DocQment Enterprise Platform, which CBay Systems shall have the right to market to new CBay Systems’ customers on a per line fee basis and for which CBay Systems will pay us our costs plus 15% for professional services related to the DocQment Enterprise Platform usage, including implementation, training, maintenance and support, and customization, and (iii) we and CBay Systems may provide certain ancillary, non-core services to one another during the term of the Sales & Services Agreement, if mutually agreeable, to be provided at the service provider’s cost plus 15%. We did not incur any expenses under the Sales & Service Agreement during the fiscal year ended December 31, 2009. Through September 30, 2010, we incurred expenses of $20,667,000 in connection with the Sales & Services Agreement.
     Subcontracting Agreement
     On March 31, 2009, MedQuist Transcriptions, Ltd. entered into a transcription services subcontracting agreement (Subcontracting Agreement) with CBay Systems, pursuant to which CBay Systems subcontracts certain medical transcription, editing and related services to us. Under the Subcontracting Agreement, we provide the medical transcription, editing and related services to CBay Systems using labor located within the United States using our DocQment Enterprise Platform. The specific services to be performed are set forth in order forms delivered by CBay Systems to us from time to time during the term of the Subcontracting Agreement. On July 26, 2010, MedQuist Transcriptions, Ltd. and CBay Systems entered into Amendment No. 1 to the Subcontracting Agreement, to allow for fees to be paid to us by CBay Systems when CBay Systems subcontracts to us only a portion of CBay Systems’ operational performance obligations pursuant to CBay Systems’ services agreement with its customer. In those instances when CBay Systems fully subcontracts to us all of CBay Systems’ operational performance obligations pursuant to CBay Systems’ services agreement with its customers, we receive 98% of the net monthly fees collected by CBay Systems from such customers for the services provided by us. In those instances when CBay Systems subcontracts to us only a portion of CBay Systems’ operational performance obligations pursuant to CBay Systems’ services agreement with its customer, we receive from CBay Systems (i) any of our implementation costs plus 15% incurred by us to set up the provision of services by us to the CBay Systems’ customer and (ii) the rate mutually agreed upon by us and CBay Systems set forth in an order form for the services to be provided by us.
     The Subcontracting Agreement will expire on March 31, 2012 unless sooner terminated by either party. Either MedQuist Transcriptions, Ltd. or CBay Systems may terminate the Subcontracting Agreement prior to its expiration for any reason upon at least six months prior notice to the other party. In addition, either party may terminate the Subcontracting Agreement immediately upon written notice to the other party in the event the other party breaches any material obligation under the Subcontracting Agreement and fails to cure such breach within 30 days or the other party files for bankruptcy.
     For the year ended December 31, 2009, we recorded revenue of $1,483,124 under the terms of the Subcontracting Agreement. Through September 30, 2010, we recorded revenue of $1,684,000 under the terms of the Subcontracting Agreement.
     Management Services Agreement
     On September 19, 2009, we entered into a services agreement (Management Services Agreement) with CBay Inc., pursuant to which certain senior executives and directors of CBay Inc. render to us, upon the request of our Chief Executive Officer, certain advisory and consulting services in relation to the our affairs and the affairs of our subsidiaries. The Management Services Agreement will remain in effect until the earliest to occur of (i) December 31, 2009, if either party gives notice of termination of the Services Agreement to the other party no later than December 1, 2009, (ii) the end of any calendar quarter subsequent to December 31, 2009, if either party gives notice of termination of the Services Agreement to the other party no later than thirty (30) days prior to the end of such calendar quarter, (iii) such time as CBay Inc. or its affiliates (other than the us and our subsidiaries) control, directly or indirectly, the power to vote less than thirty percent (30%) of the issued and outstanding common equity of the MedQuist, and (iv) such earlier date as we and CBay Inc. may mutually agree upon in writing. The Management Services Agreement provides that, in consideration of the management services rendered by CBay Inc. to us since July 1, 2009 and to be rendered by CBay Inc. to us pursuant to the Management Services Agreement, we will pay CBay Inc. a quarterly services fee equal to $350,000, which shall be payable in arrears.
     For the year ended December 31, 2009, we incurred expenses of $700,000 in connection with the Management Services Agreement. Through September 30, 2010, we incurred expenses of $1,050,000 in connection with the Management Services Agreement.
     Services Provided by CBay
     For the year ended December 31, 2009, we incurred services expenses of $699,000 in connection with management services provided to us by CBay Inc. (2009 CBay Management Services), prior to our entry into the Management Services Agreement with CBay Inc. described above.
     Payment of the fees charged with respect to the 2009 CBay Management Services was reviewed and approved by the Audit Committee of our board of directors pursuant to our Related Party Transaction Policy.
     Payment of fee to S A C Private Capital Group, LLC in connection with Spheris acquisition
     On May 4, 2010, the Audit Committee of our board of directors approved the payment of and we expensed a $1.5 million success-based fee to S A C Private Capital Group, LLC (SAC) in connection with work performed on the Spheris acquisition. SAC owns a majority interest in CBaySystems Holdings Limited, the majority owner of CBay Inc.

Indemnification Agreements
     On August 23, 2007, we entered into indemnification agreements with Messrs. Brennan, Sullivan and Clark (Officer Indemnification Agreements). Each indemnification agreement is substantially similar and provides, among other things, that to the extent permitted by New Jersey law, we will indemnify the executive officer against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in conjunction with any suit in which he or she is a party or otherwise involved as a result of his or her service as an executive officer. Each of these indemnification agreements was amended on August 19, 2008 to require us to obtain and maintain insurance policies providing our executive officers with coverage for losses in connection with their acts or omissions or to ensure our performance of our indemnification obligations under the indemnification agreements.
     On February 21, 2008, we entered into an indemnification agreement with Mr. Pinckert. The indemnification agreement is substantially similar to the Officer Indemnification Agreements and provides, among other things, that to the extent permitted by New Jersey law, we will indemnify Mr. Pinckert against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit in which he is a party or otherwise involved as a result of his service as a member of our board of directors.
     On August 19, 2008, we entered into indemnification agreements with Messrs. Aquilina, Baker, Berger and Seedman. Each indemnification agreement is substantially similar to the Officer Indemnification Agreements and provides, among other things, that to the extent permitted by New Jersey law, we will indemnify each of Messrs. Aquilina, Baker, Berger and Seedman against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit in which he is a party or otherwise involved as a result of his service as a member of our board of directors.
     On November 21, 2008, we entered into indemnification agreements with Messrs. Jastrem, Masanotti, O’Brien and Vogel. Each indemnification agreement is substantially similar to the Officer Indemnification Agreements and provides, among other things, that to the extent permitted by New Jersey law, we will indemnify each of Messrs. Jastrem, Masanotti, O’Brien and Vogel against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit in which he is a party or otherwise involved as a result of his service as a member of our board of directors, or as our President and Chief Executive Officer, as applicable.
Our Policies Regarding Related Party Transactions
     In August 2007, our board of directors adopted a written policy which charges the Audit Committee (or the disinterested members of our board of directors) with the responsibility of approving or ratifying all related party transactions other.
     On July 28, 2009, our board of directors amended the related transaction policy with respect to compensation to provide that: (A) if the related party transaction involves compensation of a related party, other than CBay, Inc. or its affiliates, such transaction must be approved by the Compensation Committee and (B) if the related party transaction involves compensation of CBay, Inc. or its affiliates, such transaction must be approved by the Audit Committee. In addition, the amendment to the policy removed the references to Koninklijke Philips Electronics N.V. (Philips), our former controlling shareholder and the Supervisory Committee, a committee of our board of directors which had certain responsibilities with regard to our relationship with Philips when it was our controlling shareholder. The Supervisory Committee was disbanded in 2008.
     Accordingly, as of July 28, 2009, a “related party transaction” is a transaction between us and any related party other than (i) transactions available to all of our employees generally, and (ii) transactions involving less than $5,000 when aggregated with all similar transactions.
     From August 2007 to July 28, 2009, if the related party transaction involved compensation, such transaction had to also be approved by the Compensation Committee. From August 2007 to July 28, 2009, according to the policy, a “related party transaction” was a transaction between us and any related party other than (i) transactions available to all of our employees generally, (ii) transactions involving less than $5,000 when aggregated with all similar transactions and (iii) transactions with Philips that were subject to the approval of the Supervisory Committee as described above.
     A “related party,” according to the policy, is any one of the following:
•	any of our executive officers or directors;

•	any shareholder owning more than 5% of our stock;

•	any person who is an immediate family member of our executive officers or directors; or

•	any entity in which any of the above has a substantial ownership interest or control.
     Since the adoption of the policy set forth above there have been no transactions that would be subject to the policy that have not been approved pursuant to the policy, with the exception of the Management Services Agreement and the payment of fees related to the 2009 CBay Management Services, each of which was approved solely by the Audit Committee.
     As described above, prior to the amendment to the policy on July 28, 2009, transactions involving compensation had to be approved by the Audit Committee and the Compensation Committee. A majority of the members of the Compensation Committee were and are affiliated with CBay, Inc. and such members provided management services to us in 2009 prior to the Management Services Agreement, and will continue to provide services to us under the Management Services Agreement. Due to the potential conflict of interest of a majority of the members of the Compensation Committee, our board of directors approved an exception to our policy allowing for the 2009 CBay Management Services and the Management Services Agreement to only be approved by the Audit Committee.
Compensation Committee Interlocks and Insider Participation
     The current members of our Compensation Committee are Robert Aquilina (Chair), Frank Baker, Peter Berger and Warren Pinckert. Former director Brian O’Donoghue served as a member of the Compensation Committee from December 7, 2007 through August 19, 2009. Neither Mr. O’Donoghue nor any current member of our Compensation Committee is or was an officer or employee of ours. In addition, there are no Compensation Committee interlocks between us and other entities involving our executive officers and our board members who serve as executive officers of those other entities.

Requirements for Advance Notification of Nominations and Shareholder Proposals
Advance Notice Requirements for Shareholder Proposals for Next Year’s Annual Meeting
     The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy card for next year’s annual meeting of shareholders pursuant to Rule 14a-5(e) of the Exchange Act is July 25, 2011 (which is 120 calendar days before the anniversary of the date this proxy statement was first mailed to shareholders (as stated on page 1 of this proxy statement)). A shareholder may wish to have a proposal presented at next year’s annual meeting of shareholders, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us by October 8, 2011 (which is 45 calendar days before the anniversary of the date this proxy statement was first mailed to shareholders (as stated on page 1 of this proxy statement)), then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the individuals named in the proxies solicited on behalf of our board of directors for use at our next annual meeting of shareholders will have the right to exercise discretionary voting authority as to such proposal.
Advance Notice Requirements for Shareholder Nominations for Next Year’s Annual Meeting
     Nominations for election to our board of directors must be received by July 25, 2011 to be considered by our Nominating Committee and must be accompanied by (i) such information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the Exchange Act (ii) a description of any arrangements or understandings between the recommending shareholder(s) and each nominee and any other person or entity with respect to such nomination and (iii) the consent of each nominee to serve as a director if elected.
Other Requirements
     You also must comply with all applicable requirements of the Exchange Act for nominations of directors and proposals of business to be conducted at shareholder meetings. If you have not complied with the procedures described above, the chairman of the meeting may refuse to acknowledge your nomination or proposal. These procedures will not be deemed to affect any of your rights under Rule 14a-8 under the Exchange Act to request inclusion of proposals in our proxy statements.
Change in the Date of Next Year’s Annual Meeting
     If our board of directors selects a date for next year’s annual meeting of shareholders that is more than 30 calendar days before or after the date that is one year after the date of the Annual Meeting, we will inform you of the change and include the new dates by which (i) shareholder proposals must be submitted to us for inclusion in our proxy statement and form of proxy card for next year’s annual meeting of shareholders and (ii) shareholder proposals must be received to not be considered to be “untimely,” in our first Quarterly Report on Form 10-Q following the change.

Householding of Annual Meeting Materials
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statement and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact Mark R. Sullivan, our Corporate Secretary, at the following address or telephone number: 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054, (856) 206-4000. If you want to receive separate copies of our proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

ANNUAL MEETING OF SHAREHOLDERS OF
MedQuist Inc.
December 20, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.proxydocs.com/medq
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

▄ 20800000000000000000 0	122010

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Robert Aquilina
		¡	Frank Baker
☐	WITHHOLD AUTHORITY	¡	Peter E. Berger
	FOR ALL NOMINEES	¡	John F. Jastrem
		¡	Colin J. O’Brien
☐	FOR ALL EXCEPT	¡	Warren E. Pinckert II
	(See instructions below)	¡	Michael Seedman
		¡	Andrew E. Vogel
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

This proxy, when properly executed, will be voted as directed. If no directions to the contrary are indicated, the proxy agents intend to vote FOR the election as director of the nominees named on this proxy card.
A majority of the proxy agents present and acting in person, or by their substitutes (or if only one is present and acting, then that one) may exercise all the powers conferred hereby. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO ALL OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
Receipt of the Company’s Annual Report and the Notice of the Annual Meeting and Proxy Statement relating thereto is hereby acknowledged.

Signature of Shareholder	Date:	Signature of Shareholder	Date:
▄	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
▄

0         ▄
MEDQUIST INC.
2010 Annual Meeting of Shareholders — December 20, 2010
SOLICITED ON BEHALF OF THE COMPANY AND APPROVED
BY THE BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Peter Masanotti and Mark R. Sullivan, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to appear at the Annual Meeting of Shareholders of MedQuist Inc. to be held on Monday, December 20, 2010 and at any postponement or adjournment thereof, and to vote all of the shares of MedQuist Inc. that the undersigned is entitled to vote, with all powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as follows:
(Continued and to be signed on the reverse side)

▄	14475	▄